Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

among

NEWSWEEK, INC.,

THE WASHINGTON POST COMPANY,

HARMAN MEDIA, LLC

and

SIDNEY HARMAN, Ph.D.

Dated as of August 2, 2010

EXHIBITS

A	Form of Trademark Assignment
B	Form of Copyright Assignment
C	Form of Transitional Services Agreement

INDEX OF DEFINED TERMS

Defined Term	Page
Acquisition	1
affiliate	44
Agreement	1
Allocation Schedule	40
Ancillary Agreements	11
Apportioned Obligations	41
Assets and Liabilities Statement	12
Assumed Liabilities	6
Balance Sheet	12
Business	1
Business Contracts	16
business day	44
Business Material Adverse Effect	44
Cash Purchase Price	1
Claims	3
Closing	8
Closing Date	8
Closing Working Capital	10
COBRA	30
Code	16
Confidentiality Agreement	23
Consent	12
Continuation Period	28
Contracts	3
Copyright Schedule	26
Current Assets	10
Current Liabilities	10
Delayed Transferred Employees	28
Employee	17
Employee Benefit Plan	18
End Date	35
Environmental Laws	19
ERISA	17
ERISA Affiliate	17
Excluded Assets	4
Financial Statements	12
Governmental Entity	12
Guild	3
Guild Contract	3
Harman	1
Hazardous Substances	19
Hudson Street Premises	2
including	44
Indemnified Party	37
Indemnifying Party	37
Independent Expert	10
Initial Working Capital Adjustment	10
Intellectual Property	2

Defined Term	Page
Judgment	11
knowledge of Seller	44
Law	11
Leased Property	13
Leave Employee	28
Liens	13
Losses	36
Notice of Objection	9
Obligations	40
Parent	1
Permits	3
Permitted Liens	13
person	44
Post-Closing Tax Period	16
Pre-Closing Tax Period	16
Proceeding	5
Purchaser	1
Purchaser 401(k) Plan	29
Purchaser Indemnitees	36
Purchaser Material Adverse Effect	21
Purchaser Obligations	47
Purchaser’s H&W Plans	30
Purchaser’s Health FSA	32
Purchaser’s Health Plans	30
Retained Liabilities	6
Seller	1
Seller DB Plan	7
Seller Indemnitees	36
Seller’s H&W Plans	30
Seller’s Health FSA	32
Seller’s Health Plans	30
Seventh Avenue Premises	2
State WARN Acts	29
Statement	9
subsidiary	44
Tax	16
Tax Return	16
Taxes	16
Taxing Authority	16
Third Party Claim	37
Transfer Taxes	16
Transferred Assets	1
Transferred Contracts	3
Transferred Employees	28
Transferred Equipment	2
Transferred Intellectual Property	2
Transferred Permits	3
Transferred Real Property	2
Transition Committee	27
Transitional Services Agreement	8
WARN Act	29
Working Capital Adjustment Amount	10

ASSET PURCHASE AGREEMENT dated as of August 2, 2010 (this “Agreement”), among NEWSWEEK, INC., a New York corporation (“Seller”), THE WASHINGTON POST COMPANY, a Delaware corporation (“Parent”) (solely with respect to Sections 5.08 and 9.08), HARMAN MEDIA, LLC, a limited liability company formed in the District of Columbia (“Purchaser”) and SIDNEY HARMAN, Ph.D., a natural person (“Harman”) (solely with respect to Section 11.17).

WHEREAS, Purchaser wishes to purchase from Seller, and Seller wishes to sell to Purchaser, substantially all the assets of (i) the Newsweek print magazine business comprised of the domestic and foreign English language and local language publications and (ii) the Newsweek digital business comprised of the newsweek.com and related websites and Newsweek content on social networks and mobile platforms (together, the “Business”), upon the terms and subject to the conditions of this Agreement;

WHEREAS, in connection with such purchase, Seller has agreed to assign, and Purchaser has agreed to assume, certain liabilities of Seller relating to the Business;

WHEREAS, Parent is the sole stockholder of Seller and seeks to induce Purchaser to enter into this Agreement by giving the limited guarantee set forth in Section 9.08 and making the covenant set forth in Section 5.08; and

WHEREAS, Harman is the beneficial owner of Purchaser and seeks to induce Seller to enter into this Agreement by giving the limited guarantee set forth in Section 11.17.

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

SECTION 1.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in, to and under the Transferred Assets, in each case as of the Closing, for (A) an aggregate purchase price of $1.00 in cash (the “Cash Purchase Price”), payable as set forth in Section 2.02(b) and subject to adjustment as set forth in Section 2.03, and (B) the assumption by Purchaser of the Assumed Liabilities. The purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities are collectively referred to in this Agreement as the “Acquisition”.

SECTION 1.02. Transferred Assets and Excluded Assets. (a) The term “Transferred Assets” means all the properties, assets, goodwill and rights of Seller that are owned by Seller as of the close of business on the Closing Date and used or held for use in the operation or conduct of the Business, other than the Excluded Assets, including the following to the extent that they do not constitute Excluded Assets:

(i) all computer equipment, copying machines, communications equipment, other office equipment, furniture, furnishings and other tangible personal property of Seller, and motor vehicles, that are in each case (w) regularly used in connection with the Business, (x) located on the Transferred Real Property or, if the Closing occurs prior to the time Newsweek has vacated the Hudson Street Premises, located at the Hudson Street Premises or (y) assigned to an Employee, whether or not a Transferred Employee (the “Transferred Equipment”), including any Transferred Equipment purchased pursuant to any conditional sale or title retention agreement in favor of any other person;

(ii) all leaseholds in real property of Seller currently used in the operation of the Business, including those leaseholds listed in Schedule 3.07 (the “Transferred Real Property”), excluding the leases for the office space located at 888 Seventh Avenue in New York, New York (the “Seventh Avenue Premises”) and at 395 Hudson Street in New York, New York (the “Hudson Street Premises”);

(iii) all patents, patent applications, patent disclosures, continuations, continuations in part, inventions, trademarks, trade dress, service names, service marks, mask works and logos (in each case, registered or unregistered and including the goodwill associated therewith), trade names, mastheads, domain names, domain name registrations (including newsweek.com), copyrights (registered or unregistered), copyrightable works and registrations (and applications therefor), moral rights, trade secrets and other confidential and proprietary information (including sales and marketing plans and data, pricing information and plans and customer and supplier lists and related information), proprietary computer software, data, databases and documentation therefor, source codes, object codes, information systems, proprietary interfaces, routines, modules, procedures, functions, program specifications and related documentation, electronic addresses and passwords and all rights to any of the foregoing, including all goodwill represented thereby and any extension or renewal thereof (“Intellectual Property”), in each case owned by Seller that are used or held for use in the operation or conduct of the Business, including (A) all copyrights, moral rights and other Intellectual Property rights related to all past Newsweek magazines and photographs therein to the extent owned by Seller and (B) the patents, patent applications, trademark registrations, trademark applications and domain names listed in Schedule 3.08 that are owned by or being applied for by Seller (the “Transferred Intellectual Property”);

(iv) the archive library of past Newsweek magazines and photographs;

(v) all accounts receivable of Seller as of the close of business on the Closing Date due from any person other than an affiliate of Seller to the extent relating to the operation or conduct of the Business, including all evidence of such indebtedness and rights of Seller with respect to third-party collection procedures or any other proceedings relating to such accounts receivables, and all accounts receivable due from any affiliate of Seller that relate to the intercompany arrangements described in Schedule 1.02(a)(v);

(vi) all inventories (including magazines and other finished products), samples, work in process, raw materials (including paper), supplies (including photo, composition and editorial supplies), packaging materials and advertising materials, in each case produced by Seller or used or held for use by Seller in the operation or conduct of the Business, together with all rights of Seller with respect to the suppliers of such inventories;

(vii) all permits, licenses, franchises, approvals or authorizations from any Governmental Entity (“Permits”) issued to Seller that are used or held for use in the operation or conduct of the Business to the extent such Permits are transferable (the “Transferred Permits”);

(viii) all (A) unexpired leases and subleases (whether of real or personal property), licenses (including with respect to Intellectual Property), other agreements or contracts, commitments, purchase, sale and insertion orders, engagement letters or similar agreements and all other legally binding instruments (“Contracts”) to which Seller is a party or by which Seller is bound that are listed in Schedules 3.08 or 3.09(a), provided that any assumption of Seller’s Editorial Department Contract with the Newspaper Guild of New York, dated as of January 1, 2006, as amended and extended by the Memorandum of Agreement between Seller and the New York Newspaper Guild (the “Guild”), dated May 20, 2009 (the “Guild Contract”) shall be determined by negotiations with the Guild in accordance with Section 6.11, and (B) all other Contracts to which Seller is a party or by which Seller is bound that are used or held for use in, or that arise out of, the operation or conduct of the Business but are not required to be listed on Schedules 3.08 or 3.09(a), in each case other than Contracts that (i) are or that relate to an Excluded Asset or Retained Liability or (ii) are listed on Schedule 1.02(a)(viii) (collectively, and other than such excluded Contracts, the “Transferred Contracts”);

(ix) all bids, proposals and business opportunities of Seller relating to or arising out of the Business;

(x) all claims, demands, actions, suits, choses in action and causes of action, whether class, individual or otherwise in nature, in law or in equity (collectively, “Claims”) of Seller to the extent relating to any Transferred Asset or any Assumed Liability, other than (A) any such items arising under Seller’s or its affiliates’ insurance policies, and (B) all rights to assert Claims that Seller, in any capacity, ever had, now has or may or shall have in the future, whether known or unknown, relating in any way to the purchase or procurement of any good, service or product for, or on behalf of, the Business at any time up until the Closing, along with any and all recoveries by settlement, judgment or otherwise in connection with any such Claims;

(xi) all pre-paid expenses to the extent arising out of the operation or conduct of the Business that pertain to periods after the Closing Date;

(xii) all books of account, general, financial, accounting and personnel records, files, memoranda, correspondence, invoices, customers’, suppliers’, subscribers’ and circulation lists, billing records, sales and promotional materials, photography, lay-outs, cut-outs, renderings, sketches and manuals that are used or held for use in, or that arise out of, the operation or conduct of the Business, except to the extent relating to the Excluded Assets or the Retained Liabilities, provided, however, that if and to the extent that any such documents relate both to Transferred Assets or Assumed Liabilities on the one hand and Excluded Assets or Retained Liabilities on the other, copies of all such documents shall be included among the Transferred Assets;

(xiii) all phone and facsimile numbers of the Business, and

(xiv) all of Seller’s goodwill and going concern value, including the name “Newsweek” and all cognates thereof, subject to Section 5.08.

(b) The term “Excluded Assets” means:

(i) the leases for the Hudson Street Premises and the Seventh Avenue Premises;

(ii) the ownership interests in apartment number 1020 located at Essex House, 160 Central Park South, New York, New York;

(iii) all Contracts listed on Schedule 1.02(a)(viii) and all other assets listed in Schedule 1.02(b)(iii);

(iv) all cash, cash equivalents, investments, securities and bank or other deposit accounts of Seller;

(v) subject to the proviso contained in Section 1.02(a)(xii), all Contracts, books and records, Permits, Intellectual Property, goodwill, Claims and other assets of Seller to the extent relating to any Excluded Asset or any Retained Liability;

(vi) any shares of capital stock of any person, including Newsweek Productions, Inc., Newsweek Services, Inc. and Newsweek Services (Canada), Inc.;

(vii) except as specifically provided in Article VI, any assets relating to any Employee Benefit Plan;

(viii) any refunds or credits, claims for refunds or credits or rights to receive refunds or credits from any Taxing Authority with respect to Taxes paid or to be paid by Seller or any of its affiliates;

(ix) subject to the proviso in Section 1.02(a)(xii), any records (including accounting records) related to Taxes paid or payable by Seller or any of its affiliates and all financial and Tax records relating to the Business that form part of the general ledger of Seller or any of its affiliates;

(x) Seller’s corporate charter documents, minute books, stockholder records, stock transfer or similar corporate records, and corporate seal;

(xi) all insurance policies relating to the Business, any refunds paid or payable in connection with the cancellation or discontinuance of any such policies, and any Claims made under such policies;

(xii) all intercompany debts and obligations due to Seller from its affiliates except with respect to arrangements set forth on Schedule 1.02(a)(v);

(xiii) all artwork located at Seller’s offices at the Hudson Street Premises, other than photographs from Newsweek magazines;

(xiv) all records relating to the negotiation and consummation of the transactions contemplated by this Agreement and all records prepared in connection with the sale of the Business, including (A) bids received from third parties and analyses relating to the Business and (B) communications with legal counsel representing Seller and the right to assert the attorney-client privilege with respect thereto; and

(xv) all rights of Seller under this Agreement and any other agreements contemplated hereby and any other agreements, certificates and instruments relating to the sale of the Business (or any portion thereof) or otherwise delivered in connection with this Agreement or contemplated hereby.

SECTION 1.03. Consents to Certain Assignments. (a) This Agreement shall not constitute an agreement to sell, transfer or assign, directly or indirectly, any Transferred Asset, or any benefit arising thereunder, if the direct or indirect sale, transfer or assignment thereof, without the consent of a third party (including a Governmental Entity), would constitute a breach, default, violation or other contravention of the rights of such third party, would be ineffective with respect to any party to a Contract concerning such Transferred Asset or would adversely affect the rights of Seller or, upon transfer, Purchaser under such Transferred Asset. Purchaser agrees that, except as set forth in Section 1.03(b), Seller shall have no liability whatsoever to Purchaser arising out of or relating to the failure to obtain any such consent, and no representation, warranty or covenant of Seller herein shall be breached or deemed breached, and no condition shall be deemed not satisfied (other than, if applicable by its express terms, Section 7.02(d)), as a result of such failure or any suit, action, petition or commencement of an arbitral or judicial proceeding (each, a “Proceeding”) or investigation commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such consent.

(b) If any such consent is not obtained prior to the Closing, subject to satisfaction of the conditions to Closing set forth in Article VII, the Closing shall nonetheless take place on the terms set forth herein and, thereafter, Purchaser shall use commercially reasonable efforts to secure such consent as promptly as practicable after the Closing (not including the giving by Seller or Purchaser of any consideration), and Seller shall provide or cause to be provided all commercially reasonable assistance to Purchaser reasonably requested by Purchaser to secure such consent, or cooperate with Purchaser (at Purchaser’s expense) in any lawful and commercially reasonable arrangement reasonably proposed by Purchaser under which (i) Purchaser shall obtain (without infringing upon the legal rights of such third party or violating any Law) the economic rights and benefits (net of the amount of any related Tax costs imposed on Seller or its affiliates) under the Transferred Asset with respect to which the consent has not been obtained and (ii) Purchaser shall assume any related economic burden (including the amount of any related Tax costs imposed on Seller or its affiliates) with respect to such Transferred Asset. Following the Closing, until such consent is obtained, (x) Purchaser shall comply with the terms of any Contract constituting a Transferred Asset that has not yet been transferred or assigned due to the failure to receive such consent as if such Contract had been so transferred or assigned, (y) Seller will cooperate with Purchaser’s commercially reasonable requests to enforce Seller’s rights arising under such Contract, at the cost and for the benefit of

Purchaser, against any third party to such Contract arising out of the breach or cancellation of such Contract by such third-party or any other person, and (z) any amount received by Seller in respect of any such Contract for the period commencing on the Closing Date shall be held by the Seller in a constructive trust for the benefit of, and promptly paid over to, Purchaser.

SECTION 1.04. Assumption of Liabilities; Retained Liabilities. (a) Upon the terms and subject to the conditions of this Agreement and effective as of the Closing, Purchaser shall assume and shall pay, perform and discharge when due, (x) any and all obligations, liabilities and commitments of Seller of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of, relating to or otherwise in respect of the Transferred Assets, the Business or the operation or conduct of the Business on or after the Closing Date, and (y) each of the following obligations, liabilities and commitments of Seller, in each case except as otherwise provided in this Agreement (collectively, the “Assumed Liabilities”):

(i) all subscription and other product fulfillment commitments and advertising commitments of Seller in effect on the Closing Date;

(ii) all obligations, liabilities and commitments of Seller arising after the Closing Date under the Transferred Contracts and the Transferred Permits;

(iii) all obligations, liabilities and commitments of Seller in respect of Claims for refunds, allowances, cancellations, exchanges, returns and chargebacks with respect to the Business;

(iv) all obligations, liabilities and commitments of Seller to be assumed by Purchaser pursuant to Article VI hereof;

(v) all intercompany debts and obligations of Seller to its affiliates arising from the arrangements set forth on Schedule 1.02(a)(v); and

(vi) all such other obligations, liabilities and commitments of Seller (including accounts payable, deferred revenue and accrued liabilities) (A) included or reflected on the Assets and Liabilities Statement or (B) incurred by Seller in the ordinary course of business after the date of the Assets and Liabilities Statement and reflected on the Statement.

(b) The term “Retained Liabilities” means all obligations, commitments and liabilities of the Seller that are not Assumed Liabilities, including:

(i) all obligations, liabilities and commitments of Seller to the extent relating to, arising out of or otherwise in respect of Excluded Assets;

(ii) all obligations, liabilities and commitments of Seller or any of its affiliates of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of, relating to or otherwise in respect of the Transferred Assets, the Business or the operation or conduct of the Business, in each case to the extent arising before the Closing

Date, unless such obligation, liability or commitment is (x) incurred in the ordinary course of business after the date of the Assets and Liabilities Statement and is included or reflected as an Assumed Liability on the Statement or (y) described in Section 1.04(a)(i) or Section 1.04(a)(iii) through Section 1.04(a)(vi).

(iii) all liabilities of Seller or any member of any consolidated, affiliated, combined or unitary group of which Seller is a member for Taxes, including Taxes arising in respect of the Acquisition; provided, however, that Transfer Taxes and Apportioned Obligations shall be paid in the manner set forth in Section 10.02 hereof;

(iv) all obligations, liabilities and commitments under any defined benefit pension plan sponsored by the Seller, Parent or any other affiliate of Seller (the “Seller DB Plan”) or with respect to any equity or equity-based compensation owed to any person by Seller, including under The Washington Post Company Incentive Compensation Plan or The Washington Post Company Stock Option Plan; any liability for severance to Employees (other than Transferred Employees) and any liability for severance to Transferred Employees and Delayed Transferred Employees only to the extent set forth in Article VI; all obligations, liabilities and commitment under any other Employee Benefit Plan sponsored by Seller or any affiliate of Seller applicable to any of Seller’s Employees with respect to the period prior to Closing, to the extent not otherwise provided for in this Agreement; and other obligations, liabilities and commitments with respect to Employees not expressly undertaken by Purchaser pursuant to Article VI hereof;

(v) all obligations, liabilities and commitments of Seller or any of its affiliates in respect of Proceedings or Claims, whether or not presently asserted, arising out of or relating to the operation or conduct of the Business before the Closing Date to the extent not assumed by Purchaser as an Assumed Liability pursuant to Section 1.04(a), and whether or not covered by Seller’s or its affiliates’ insurance policies;

(vi) all obligations, liabilities and commitments of Seller in respect of indebtedness for borrowed money owing or guaranteed by Seller;

(vii) all obligations, liabilities and commitments of Seller in respect of any insurance policies of Seller or its affiliates;

(viii) all intercompany debts and obligations of Seller to its affiliates except for those arising from the arrangements set forth on Schedule 1.02(a)(v);

(ix) all escheat liabilities of Seller;

(x) all remaining rent and occupancy payments with respect to offices of Seller that have been closed as of the Closing Date;

(xi) all obligations, liabilities and commitments of Seller arising under this Agreement and any other agreements contemplated hereby and any other agreements, certificates and instruments relating to the sale of the Business (or any portion thereof) or otherwise delivered in connection with this Agreement or contemplated hereby, including with respect to any failure of Seller or Parent to perform or discharge any of its respective obligations under this Agreement;

(xii) all obligations, liabilities and commitments of Seller for accounting, legal, finders’ or investment banking fees, brokers’ commissions and any similar fees or expenses relating to the negotiation, documentation and consummation by Seller of the transactions contemplated by this Agreement, including those associated with (i) the preparation of any audited Financial Statements, (ii) the creation and maintenance of any data room in respect of the Business and (iii) Seller’s efforts to market the Transferred Assets to Purchaser or any other person; and

(xiii) all obligations, liabilities and commitments listed in Schedule 1.04(b).

ARTICLE II

CLOSING

SECTION 2.01. Closing. The closing of the Acquisition (the “Closing”) shall take place at the offices of Covington & Burling LLP, 620 Eighth Avenue, New York, New York, at 10:00 a.m. on the third business day following the date on which there first occurs the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Article VII (other than any condition which by its nature is to be satisfied at the Closing, but subject to satisfaction of all such conditions), or at such other place, time and date as may be agreed by Seller and Purchaser, provided, however, that, in the event all conditions precedent to Closing have been satisfied (or, to the extent permitted, waived) prior to September 15, 2010, Purchaser may defer the Closing to any business day occurring on or before September 15, 2010. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 2.02. Transactions to be Effected at the Closing. (a) At the Closing, Seller shall deliver or cause to be delivered to Purchaser (i) duly executed bills of sale, assignments, lease assignments or subleases, as applicable, and other instruments of transfer relating to the Transferred Assets (other than the trademarks and copyrights included in the Transferred Intellectual Property), (ii) a duly executed trademark assignment substantially in the form attached hereto as Exhibit A, (iii) a duly executed copyright assignment substantially in the form attached as Exhibit B, including as an exhibit thereto the Copyright Schedule, (iv) a duly executed counterpart to the Transitional Services Agreement substantially in the form attached hereto as Exhibit C (the “Transitional Services Agreement”) and (v) such documents as Purchaser may reasonably request relating to the existence of Seller and the authority of Seller for this Agreement and any Ancillary Agreement to which it is a party (it being understood that the bills of sale, assignments, instruments of transfer and agreements referred to in clauses (i) through (iii) shall not require Seller to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement); and

(b) At the Closing, Purchaser shall deliver to Seller (i) payment of the Cash Purchase Price, (ii) duly executed counterparts to the bills of sale, assignments and other instruments of transfer referred to in Section 2.02(a), and duly executed assumption agreements and other instruments of assumption providing for the assumption of the Assumed Liabilities, (iii) a duly executed counterpart to the Transitional Services Agreement, and (iv) such documents as Seller may reasonably request relating to the existence of Purchaser and the authority of Purchaser for this Agreement and any Ancillary Agreement to which it is a party.

(c) At the Closing, Seller shall deliver to Purchaser a schedule showing Seller’s good faith estimate of (i) the Current Assets and Current Liabilities and (ii) the deferred subscription revenue, in each case as of the Closing Date. Such schedule shall include line item details consistent with the Assets and Liabilities Statement.

SECTION 2.03. Post-Closing Purchase Price Adjustment. (a) Payment by Seller of Current Liabilities. As additional consideration for Purchaser’s entering into this Agreement and consummating the transactions contemplated hereby, within 60 days following the Closing Date, and without regard to the final determination of, or effect upon, the Closing Working Capital or any Initial Working Capital Adjustment, Seller shall reimburse Purchaser for Purchaser’s payment of (or, if Purchaser and Seller so agree, Seller shall pay directly) $10,000,000 of Current Liabilities otherwise constituting Assumed Liabilities as and when selected by Seller for such reimbursement or payment, provided, however, that (i) Purchaser shall provide to Seller reasonable documentation supporting any such reimbursement or direct payment to be made by Seller and (ii) Seller shall reimburse Purchaser or make such direct payments promptly and in any event within five (5) business days after Seller’s receipt of such request and such documentation from Purchaser.

(b) The Statement. Within 60 days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Statement”), setting forth the Closing Working Capital and Purchaser’s good faith determination of the Initial Working Capital Adjustment, if any, to be made under Section 2.03(e).

(c) Objections; Resolution of Disputes.

(i) Unless Seller notifies Purchaser in writing within 30 days after Purchaser’s delivery of the Statement of any objection to the computation of Closing Working Capital or the Initial Working Capital Adjustment set forth therein (a “Notice of Objection”), the Statement shall become final and binding. Following the delivery of the Statement, Purchaser shall permit Seller and its representatives to review the working papers of Purchaser relating to the Statement and, at Seller’s request, shall provide Seller and its representatives any information reasonably requested and reasonable access during normal business hours to the personnel, properties, books and records of the Business for purposes of Seller’s review of the Statement and preparation of any Notice of Objection. Any Notice of Objection shall specify the basis for the objections set forth therein in reasonable detail. Seller and Purchaser acknowledge that the calculation of Closing Working Capital and the Initial Working Capital Adjustment shall be done using the same accounting principles, practices, methodologies and policies used in the preparation of the Balance Sheet (excluding the Excluded Assets and Retained Liabilities).

(ii) If Seller provides the Notice of Objection to Purchaser within such 30-day period, Purchaser and Seller shall, during the 30-day period following Purchaser’s receipt of the Notice of Objection, attempt in good faith to resolve Seller’s objections. During such 30-day period, Purchaser and its representatives shall be permitted to review the working papers of Seller and its accountants relating to the Notice of Objection and the basis therefor. If Purchaser and Seller are unable to resolve all such objections within such 30-day period, the matters remaining in dispute shall be submitted to KPMG (or, if such firm declines to act, to another nationally recognized public accounting firm mutually agreed upon by Purchaser and Seller (such agreed firm being the “Independent Expert”)). The parties shall instruct the Independent Expert to render its reasoned written decision as promptly as practicable but in no event later than 60 days after its selection. The resolution of disputed items by the Independent Expert shall be final and binding, and the determination of the Independent Expert shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. The fees and expenses of the Independent Expert shall be borne equally by Purchaser and Seller. After the final determination of Closing Working Capital and the Initial Working Capital Adjustment, neither party shall have any further right to make any claims against the other in respect of any element of Closing Working Capital or the Initial Working Capital Adjustment.

(d) Closing Working Capital. The term “Closing Working Capital” means Current Assets minus Current Liabilities. The term “Current Assets” means the total consolidated current assets of the Business (excluding any Excluded Assets) as of the Closing, including inventory as reflected in inventory records regularly maintained by Seller, and the term “Current Liabilities” means the total consolidated current liabilities of the Business (excluding any Retained Liabilities and any deferred subscription revenue) as of the Closing, in each case calculated in the same way, using the same accounting principles, practices, methodologies and policies, as the line items comprising total current assets and total current liabilities, respectively, on the Balance Sheet; provided that Current Assets and Current Liabilities relating to Taxes (including deferred income taxes) shall not be taken into account in determining Closing Working Capital.

(e) Adjustment Payment. “Initial Working Capital Adjustment” means an increase by the amount, if any, by which the Closing Working Capital is less than $10,000,000, or a decrease by the amount, if any, by which the Closing Working Capital is more than $12,000,000. The “Working Capital Adjustment Amount” means the amount equal to: (i) $10,000,000; plus or minus (as applicable) (ii) the Initial Working Capital Adjustment; minus (iii) (A) the amount of any Current Liabilities (1) which Seller has paid directly pursuant to Section 2.03(a) or (2) for which Seller has reimbursed Purchaser pursuant to Section 2.03(a)); (B) the amount of any rent credited to Purchaser for the Hudson Street Premises under Section 5.09; and (C) the amount or value of any other sums paid or services provided by Seller to Purchaser, for which Seller and Purchaser hereafter agree that Seller is entitled to a credit under this Section 2.03(e). If the Working Capital Adjustment Amount is a positive number, Seller shall pay the amount thereof to Purchaser. If the Working Capital Adjustment Amount is a negative number, Purchaser shall pay the absolute value thereof to Seller. Any payment hereunder shall be made within two (2) business days of its final determination by wire transfer of immediately available funds to an account designated in writing by Purchaser or Seller, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, and Purchaser is entitled to rely upon these representations and warranties without regard to any other information or knowledge that it may have:

SECTION 3.01. Organization and Standing. Seller is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation. Seller is qualified to do business and in good standing in each jurisdiction where the nature of its assets or the conduct of its business requires it to be so qualified, except where failure to be so qualified or in good standing would not have a Business Material Adverse Effect or otherwise interfere with the operation of the Business in the ordinary course consistent with past practice. Seller has the requisite corporate power and authority to enable it to own, lease or otherwise hold the Transferred Assets owned, leased or otherwise held by it, and to conduct the Business as currently conducted by it. Each subsidiary of Seller is inactive and holds no material properties or other assets.

SECTION 3.02. Authority; Execution and Delivery; Enforceability. Seller has the requisite corporate power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered in connection with this Agreement (the “Ancillary Agreements”) to which it is a party and to consummate the transactions contemplated to be consummated by it pursuant to this Agreement and such Ancillary Agreements. Seller has taken all corporate action (including any shareholder action) required by its certificate of incorporation and by-laws to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it will be a party and to authorize the consummation of the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements. Seller has duly executed and delivered this Agreement and, prior to the Closing, will have duly executed and delivered each Ancillary Agreement to which it will be a party. This Agreement constitutes, and each Ancillary Agreement to which it will be a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 3.03. Non-Contravention and Approvals. (a) The execution and delivery by Seller of this Agreement does not, the execution and delivery by Seller of each Ancillary Agreement to which it will be a party will not, and the consummation by Seller of the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements will not (including with notice or passage of time, or both), (i) conflict with or violate its certificate of incorporation or by-laws, (ii) except as set forth in Schedule 3.03(a), result in any breach of, or constitute a default or permit the acceleration of any obligation of Seller under, any Business Contract, (iii) conflict with or violate any judgment, arbitral award, order or decree (“Judgment”) or statute, law, ordinance, rule or regulation (“Law”) applicable to Seller or any of the Transferred Assets, or (iv) result in the creation of any Lien (other than Permitted Liens or Liens arising from acts of Purchaser or its affiliates) upon any of the Transferred Assets.

(b) No consent, approval or authorization (“Consent”) of, or registration, declaration or filing with, any Federal, state, local or foreign court of competent jurisdiction, governmental agency, authority, instrumentality or regulatory body (a “Governmental Entity”) is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement or any of the Ancillary Agreements or the consummation of the Acquisition, other than (A) those that may be required solely by reason of Purchaser’s (as opposed to any other third party’s) participation in the Acquisition and the other transactions contemplated by this Agreement and by the Ancillary Agreements and (B) those set forth on Schedule 3.03(b).

SECTION 3.04. Financial Statements.

(a) Schedule 3.04 sets forth (i) the unaudited adjusted consolidated balance sheet of Seller as of December 31, 2009 (the “Balance Sheet”), and the related unaudited adjusted consolidated profit and loss statement and unaudited adjusted consolidated statement of cash flows for the year ended December 31, 2009, and (ii) the unaudited adjusted consolidated balance sheet of Seller as of June 30, 2010 and the related unaudited adjusted consolidated profit and loss statement and unaudited adjusted consolidated statement of cash flows for the three months ended June 30, 2010 (collectively (i) and (ii), the “Financial Statements”). The Financial Statements fairly present in all material respects the financial position and results of operations and cash flows of Seller as of the dates thereof and for the periods indicated, except (A) the Financial Statements described in (ii) above are subject to year-end adjustments and (B) as set forth on Schedule 3.04. The Financial Statements may not necessarily reflect what Seller’s financial position and results of operations and cash flows would have been had Seller been a stand-alone entity as of the dates or for the periods indicated. Schedule 3.04 sets forth an unaudited statement of selected assets and liabilities of the Business as of June 30, 2010 (the “Assets and Liabilities Statement”) that has been prepared by Seller in good faith to reflect the Transferred Assets and Assumed Liabilities as of such date.

(b) The amount of all work-in-process, accounts receivable, unbilled invoices and other debts due or recorded in the records and books of account of Seller as being owed to Seller as of the Closing Date, to the extent included among the Transferred Assets, represent or will represent at Closing valid obligations arising from services performed or goods delivered by Seller in the ordinary course of business consistent with past practices.

SECTION 3.05. Undisclosed Liabilities; Absence of Changes. (a) Except as disclosed on the Balance Sheet or on the balance sheet contained in the Financial Statements for the quarter ending June 30, 2010, there are no Assumed Liabilities other than (i) those arising since the date of the Balance Sheet in the ordinary course of business, consistent with past practices and exclusively in respect of Transferred Assets, (ii) liabilities disclosed on Schedule 3.05, (iii) liabilities disclosed in, related to or arising under any Contract, Proceeding or other matter disclosed in this Agreement or the Schedules hereto, but only insofar as such Contract, Proceeding or other matter is included among the Transferred Assets or Assumed Liabilities, (iv) liabilities not required under generally accepted accounting principles to shown on the Balance Sheet and (v) other undisclosed liabilities which, individually or in the aggregate, would not reasonably be expected to result in a Business Material Adverse Effect.

(b) Except as set forth in Schedule 3.05, from the date of the Balance Sheet until the date hereof, (i) the Business has been conducted in the ordinary course in a manner substantially consistent with past practice, (ii) Seller has not done any of the acts or made any undertaking or commitment to do any of the acts that, if undertaken or done between the date of this Agreement and the Closing Date, would have been a violation of Section 5.01(ii) (other than subsections (e), (f), (h) or (i) thereunder), and (iii) there has not been a Business Material Adverse Effect.

SECTION 3.06. Title to Assets. (a) Seller has, or as of the close of business on the Closing Date will have, good and valid title to all Transferred Assets and all other material assets reflected on the Balance Sheet (other than (x) those identified in Section 3.06(b) below, (y) those that are leased or licensed assets, and (z) those that are depleted, sold or disposed of since the date of the Balance Sheet in the ordinary course of business consistent with past practice), in each case free and clear of all mortgages, liens, pledges or other encumbrances of any kind (collectively, “Liens”), except for (i) such Liens as are set forth in Schedule 3.06, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iv) Liens for Taxes and other governmental charges that are not due and payable or being contested in good faith and for which adequate reserves have been established on the Balance Sheet, (v) Liens disclosed on the Balance Sheet or securing liabilities reflected on the Balance Sheet, (vi) recorded or unrecorded easements, covenants, restrictions, rights-of-way, zoning, building restrictions and other similar matters, none of which, individually or collectively, materially interfere with the continued use and operation of the property to which they relate in the conduct of the Business as currently conducted or have a Business Material Adverse Effect; and (vii) other imperfections of title, licenses or Liens, if any, which do not materially impair the continued use and operation of the assets to which they relate in the conduct of the Business as currently conducted or have a Business Material Adverse Effect (the Liens described in clauses (i) through (vii) above are referred to collectively as “Permitted Liens”). Upon the Closing, Purchaser will have good and valid title to all Transferred Assets (other than those that are leased or licensed assets), subject only to Permitted Liens or any Liens resulting from acts or omissions of Purchaser.

(b) This Section 3.06 does not relate to (i) Intellectual Property, such items being the subject of Section 3.08 or (ii) Contracts, such terms being the subject of Section 3.09.

SECTION 3.07. Real Property. Seller does not own in fee any real property other than as listed in Schedule 3.07. Schedule 3.07 lists all real property and interests in real property leased by Seller and used or held for use in the operation or conduct of the Business, (each, a “Leased Property”). Seller has valid leasehold interests in all Leased Property, and all Leases for Transferred Real Property are in full force and effect. Seller has previously made available to Purchaser true and complete copies of each written Lease listed on Schedule 3.07. Seller’s only oral lease for Leased Property relates to its office in Geneva, Switzerland. No Lease has been modified or amended, orally or in writing, and no lessor under any Lease has asserted, orally or in writing, any claim of set-off or defense to the enforcement against it of its obligations thereunder. Seller has not exercised any right of renewal or extension of any of the Leases except as set forth in Schedule 3.07.

SECTION 3.08. Intellectual Property. (a) Seller does not hold any patents or patent applications. Schedule 3.08 lists as of the date hereof the trademark registrations, trademark applications, and domain name registrations included in the Transferred Intellectual Property as of the date of this Agreement, including the jurisdictions and/or administrative bodies in which each such item of the Transferred Intellectual Property has been issued, registered or applied for. Except as set forth on Schedule 3.08, Seller is the registered holder or applicant of each such item of the Transferred Intellectual Property. All of the issued registered trademarks and registered copyrights that are included within the Transferred Intellectual Property have been registered in compliance with the formal legal requirements in the jurisdictions where they have been registered, are valid and subsisting in those jurisdictions, and, except as set forth on Schedule 3.08, are not subject to any maintenance fees or taxes or actions falling due within 90 days after the date hereof. The Transferred Intellectual Property, together with the Intellectual Property licensed by Seller and Intellectual Property to be provided by Seller to Purchaser pursuant to the Transitional Services Agreement, is all the intellectual property necessary for the operation of the Business as currently conducted. Seller is the sole or joint owner of all right, title and interest in and to the Transferred Intellectual Property as currently used in the Business.

(b) Except as set forth on Schedule 3.08, no trademark included within the Transferred Intellectual Property is now involved in any opposition, cancellation or similar administrative proceeding nor, to the knowledge of Seller, is any such trademark the subject of a threatened opposition, cancellation or similar proceeding.

(c) Except as set forth in Schedule 3.08 or as provided in any Contract listed in Schedule 3.09(a), Seller has not granted any license material to the Business of any kind relating to any Transferred Intellectual Property, except (i) nonexclusive licenses to end-users and (ii) non-exclusive licenses to third parties providing services to Seller in the ordinary course of business, including list management agencies, digital media and marketing service providers, printers, website development and hosting providers. No Claims are pending or, to the knowledge of Seller, threatened in writing against Seller by any person to whom Seller has granted any such non-exclusive license to any of the Transferred Intellectual Property, and Seller has no Claim pending against any such person in respect of any such non-exclusive license.

(d) Except as set forth in Schedule 3.08, to the knowledge of Seller, none of the Transferred Intellectual Property or any of the activities or operation of the Business as currently conducted misappropriate or infringe or are alleged to misappropriate infringe any patent, trademark, trade secret, copyright or other Intellectual Property rights of any person, in any respects which, individually or collectively, would materially affect the Business as currently conducted. Except as set forth in Schedule 3.08, no Claims are pending or, to the knowledge of Seller, threatened in writing against Seller by any person claiming infringement of the Transferred Intellectual Property by use in the operation or conduct of the Business as currently conducted. No Transferred Intellectual Property or product or service of the Business related to the Transferred Intellectual Property is subject to any proceeding or any outstanding decree, order, judgment, legal settlement agreement or stipulation (i) restricting in any manner the use, transfer or licensing thereof by Seller or (ii) that affects the validity, use or enforceability of the Transferred Intellectual Property or any such product or service.

(e) Seller is not a party to any material license that is used or held for use in, or that arises out of the operation or conduct of the Business, in each case relating to any Intellectual Property of any other person for the use of such Intellectual Property in the conduct of the Business, except (i) as set forth in Schedule 3.08, (ii) for nonexclusive licenses to end-users in the ordinary course of business, (iii) for so-called “shrink-wrap”, “click-wrap” and other non-customized license agreements relating to computer software licensed to Seller in the ordinary course of business, and (iv) content license agreements with persons who are not employees of Seller. Seller’s rights under content license agreements with persons who are not employees of Seller may be subject to use restrictions and may require consent to the transfer of Seller’s rights therein.

(f) The Seller has taken reasonable steps, consistent with good business practices, to protect the rights of Seller in its trade secrets and other confidential information and any trade secret or other confidential information of third parties used in the Business.

SECTION 3.09. Contracts. (a) Schedule 3.09(a) lists each Contract to which Seller is a party or its otherwise bound (other than Contracts entered into after the date of this Agreement in accordance with Section 5.01) that is:

(i) an employee collective bargaining agreement or other Contract with any labor union;

(ii) a Contract for the sale of any products, advertisements or services for more than $200,000 per year in earned revenues;

(iii) a Contract for the purchase of materials, supplies, equipment, advertisements or services (including technology support services), including paper, printing, fulfillment, distribution and circulation agreements, for more than $200,000 per year;

(iv) a Contract under which Seller has borrowed any money from, or issued any note or other evidence of indebtedness to, any person, including any guarantee relating thereto;

(v) an employment agreement or severance agreement (other than (A) retention agreements entered into in contemplation of the Acquisition for which Purchaser has no liability and (B) and employment agreements entered into with Employees located outside of the United States in the ordinary course of business as required by applicable Law), in each case for more than $50,000 per year or that cannot be terminated without penalty (other than standard severance payments in accordance with Seller’s Severance Plan) on no more than 30 days notice;

(vi) a Contract for the provision of editorial content that is regularly featured in Newsweek magazine;

(vii) a joint venture, partnership or similar Contract, including cooperation Contracts for foreign language editions of Newsweek; or

(viii) a Contract not otherwise required to be listed on a Schedule to this Agreement that has an aggregate future liability to any person (other than Seller) in excess of $200,000 or contains material non-monetary obligations of, or restrictions applicable to, the Business or the Transferred Assets.

(b) All Transferred Contracts required to be listed in Schedule 3.07, 3.08 or 3.09(a) (such Contracts, the “Business Contracts”) are valid, binding and in full force and effect. Except as set forth in Schedule 3.09(b), Seller is not in material breach or default under the Business Contracts, and, to the knowledge of Seller, no other party to any Business Contract is in material breach or default thereunder, in each case including with notice or the lapse of time, or both.

SECTION 3.10. Permits. Schedule 3.10 sets forth each Permit held by Seller that is material to the operation or conduct of the Business. Except as set forth in Schedule 3.10, (i) all Transferred Permits are in full force and effect, and (ii) no Proceeding is pending or, to Seller’s knowledge, threatened in writing that Seller expects to result in the revocation, cancellation or suspension of any such Permit.

SECTION 3.11. Taxes. (a) For purposes of this Agreement:

“Code” means the Internal Revenue Code of 1986, as amended.

“Post-Closing Tax Period” means all taxable periods beginning after the Closing Date and the portion beginning on the day after the Closing Date of any tax period that includes but does not end on the Closing Date.

“Pre-Closing Tax Period” means all taxable periods ending on or prior to the Closing Date and the portion ending on the Closing Date of any taxable period that includes but does not end on the Closing Date.

“Tax” or “Taxes” means all forms of taxation imposed by any Federal, state, provincial, local, foreign or other Taxing Authority, including income, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding, health and other taxes of any kind, including any interest, penalties and additions thereto.

“Taxing Authority” means any Federal, state, provincial, local or foreign government, any subdivision, agency, commission or authority thereof or any quasi-governmental body exercising tax regulatory authority.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any amendment made with respect thereto.

“Transfer Taxes” means all sales (including bulk sales), use, transfer, recording, value added, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar fees and Taxes arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement.

(b) Except as set forth on Schedule 3.11(b), (i) Seller (or an affiliate with whom Seller files consolidated, combined, unitary or other Tax Returns with any Taxing Authority) has timely filed, or caused to be filed (taking into account any valid extensions of due dates), completely and accurately, all Tax Returns (including estimated Tax Returns) required under the Laws of each such Tax Authority to be filed by or with respect to Seller or such affiliate(s), and (ii) Seller has timely paid all Taxes which were required to be paid on or prior to the date hereof, in each case where the failure to make such timely filing or the non-payment of such Taxes would result in a Lien (other than a Permitted Lien) on any Transferred Asset or impose transferee liability for any such Tax on Purchaser, and (ii) Seller has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Transferred Assets and are incurred or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien (other than a Permitted Lien) on any Transferred Asset.

(c) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

SECTION 3.12. Litigation. Schedule 3.12 lists as of the date of this Agreement each Proceeding pending or, to the knowledge of Seller, threatened in writing against Seller which relates to the Business. Except as set forth in Schedule 3.12, Seller is not party or subject to or in default under any unsatisfied Judgment that is applicable to the conduct of the Business. This Section 3.12 does not relate to environmental matters or Intellectual Property matters, such items being the subject of Sections 3.16 and 3.08, respectively.

SECTION 3.13. Employees; Employee Benefit Plans.

(a) For purposes of this Agreement:

“Employee” means any employee of the Seller who provides services with respect to the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity (1) a member of any “controlled group” (as defined in section 414(b) of the Code), of which that entity is also a member, (2) a trade or business under common control (within the meaning of section 414(c) of the Code) with that entity or (3) a member of any affiliated service group (within the meaning of section 414(m) of the Code) of which that entity is also a member

(b) To the knowledge of Seller: (i) Seller is, and has been for the period of time specified in the applicable statute of limitations, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including any such Laws regarding employment documentation, minimum wage and hours, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements; and (ii) all persons classified by Seller as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and Seller has fully and accurately reported their compensation on IRS Forms 1099 or similar forms issued by any other Tax Authority when required to do so (it being understood that Purchaser is not relying on such classifications for the period following the Closing and intends to make its own determinations with respect thereto).

(c) There are no collective bargaining agreements or multiemployer plans covering any Employees other than the Guild Contract. Seller (i) has not suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years, and (ii) has no knowledge of any potential or pending strike, walkout or work stoppage. No unfair labor practice charge is pending against any Seller or, to the best knowledge of Seller, threatened against Seller before any Governmental Authority.

(d) Schedule 3.13 contains a true and complete list of each material written (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that the Seller or the Parent sponsors, maintains, contributes to, or is required to contribute to, in which any Employee is eligible to participate; (ii) severance, change-in-control, retention, and employment plan, program, agreement or arrangement covering any Employee (other than any change-in-control or retention agreement entered into in contemplation of the Acquisition that constitutes a Retained Liability), and (iii) each material written vacation, incentive, bonus, fringe benefit, equity-based compensation, and stock purchase program that the Seller or the Parent sponsors, maintains, or contributes to, in which any Employee is eligible to participate (each an “Employee Benefit Plan”). Prior to the date of this Agreement, Seller has provided or otherwise made available to Purchaser true and complete copies of (i) the most recent document, contract or agreement governing each Employee Benefit Plan, (ii) the most recent summary plan description provided with respect to each Employee Benefit Plan and (iii) employment manuals that apply to Employees.

(e) The Seller’s 401(k) plan has received a determination letter from the IRS to the effect that such plan meets the requirements set forth in Section 401(a) of the Code. To the knowledge of Seller, no event has occurred since the most recent determination letter was issued that could reasonably be expected to jeopardize the tax-qualified status of the Seller’s 401(k) plan.

(f) No Employee Benefit Plan that is a pension plan (within the meaning of Section 3(2) of ERISA) constitutes a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

(g) Each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law (including ERISA and the Code), and all contributions to the Employee Benefit Plans that have been required to be made in accordance with the terms of the Employee Benefit Plans and applicable Laws have been timely made. During the six-year period immediately prior to the date of this Agreement, no “reportable event” (within the meaning of Section 4043 of ERISA) has occurred with respect to any Employee Benefit Plan or any other plan maintained by an ERISA Affiliate of the Seller, except for such “reportable events” for which the Pension Benefit Guaranty Corporation has waived the obligation on the part of the Seller or the ERISA Affiliate to provide notice to the Pension Benefit Guaranty Corporation. Except as provided in Schedule 3.13(g), no Employee Benefit Plan provides health or death benefits or any other fringe benefits to any Employee or his or her spouse or dependents beyond the termination of such Employee’s employment, except as otherwise provided by COBRA.

SECTION 3.14. Compliance with Laws. Except as set forth in Schedule 3.14, the Business is in substantial compliance with all applicable Laws. This Section 3.14 does not relate to matters with respect to Taxes, which are the subject of Section 3.11, to employee matters, which are the subject of Section 3.13, or to environmental matters, which are the subject of Section 3.16.

SECTION 3.15. Sufficiency of Assets. Except for (a) the exclusion of the Excluded Assets, (b) as set forth in Schedule 3.15 and (c) the properties, rights and other assets being made available pursuant to the Transitional Services Agreement, the Transferred Assets constitute substantially all of the assets used or held for use by Seller in the conduct of the Business as it is currently being conducted. Immediately following the Closing, the Transferred Assets that Purchaser will own, lease or license will be, taken as a whole, suitable in all respects for the continued conduct of the Business by Purchaser as it had been conducted by Seller immediately prior to the Closing.

SECTION 3.16. Environmental Matters. Except as set forth in Schedule 3.16, and except for any matter that would not reasonably be expected to have a Business Material Adverse Effect, to the knowledge of Seller (i) Seller conducts the Business in substantial compliance with all Environmental Laws and (ii) there have been no releases of Hazardous Substances upon, into or from the Transferred Assets, except for such releases that are in compliance with Environmental Laws or that do not require remediation under Environmental Laws. Seller has not been notified that it must obtain any Permits or file any documents for the operation of the Business under any Environmental Laws.

“Environmental Laws” means all applicable Laws and Permits relating to pollution, protection of the environment or natural resources.

“Hazardous Substances” means all pollutants, contaminants, chemicals, wastes, and any toxic or otherwise hazardous substances or materials subject to regulation under Environmental Laws.

SECTION 3.17. Circulation and Web Traffic. Schedule 3.17 sets forth (i) the subscription and circulation numbers for Newsweek magazine as of March 29, 2010, (ii) a true and accurate copy of the web traffic reports provided to the Business by Nielsen Media Research as of a recent date, and (iii) an accurate statement of the deferred subscription revenue of Newsweek magazine as of June 30, 2010.

SECTION 3.18. Corporate Controls. Neither Seller nor, to the knowledge of Seller, any officer, authorized agent, employee, consultant or any other person, while acting on behalf of Seller, has, directly or indirectly: (a) used any corporate fund for unlawful contribution, gift or other expense relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entry on its books or records; or (e) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment to any person, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained, and Seller has not participated in any illegal boycott or other similar illegal practices affecting any of its actual or potential customers.

SECTION 3.19. Affiliate Guarantees. Other than as set forth in Schedule 3.19, affiliates of Seller have not entered into any guarantees, bonds or similar arrangements for the benefit of Seller to support or facilitate the Business or in respect of any Transferred Assets or Assumed Liabilities.

SECTION 3.20. Brokers and Finders. There is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Seller that might be entitled to any fee or commission in connection with the Acquisition other than Allen & Company, whose fees and expenses will be paid by Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, and Seller is entitled to rely upon these representations and warranties without regard to any other information or knowledge that it may have:

SECTION 4.01. Organization and Standing. Purchaser is a limited liability company validly existing and in good standing under the laws of the District of Columbia. Purchaser has the requisite organizational power and authority to enable it to own, lease or otherwise hold the assets owned, leased or otherwise held by it, and to conduct its business as currently conducted by it.

SECTION 4.02. Authority; Execution and Delivery; Enforceability. Purchaser has the requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements. Purchaser has taken all organizational action required by its certificate of formation and limited liability company operating agreement to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it will be a party and to authorize the consummation of the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements. Purchaser has duly executed and delivered this Agreement and, prior to the Closing, will have duly executed and delivered each Ancillary Agreement to which it will be a party. This Agreement constitutes, and each Ancillary Agreement to which it will be a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 4.03. Non-Contravention and Approvals. (a) The execution and delivery by Purchaser of this Agreement does not, the execution and delivery by Purchaser of each Ancillary Agreement to which it will be a party will not, and the consummation by Purchaser of the transactions contemplated to be consummated by it pursuant to this Agreement and such Ancillary Agreements will not (including with notice or passage of time, or both), (i) conflict with or violate its certificate of formation or limited liability company operating agreement, (ii) result in any breach of, or constitute a default or permit the acceleration of any obligation of Purchaser under, any Contract to which it is a party or by which its properties or assets are bound, (iii) conflict with or violate any Judgment or Law applicable to Purchaser or its properties or assets.

(b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement or any of the Ancillary Agreements or the consummation of the Acquisition, other than (A) those that may be required solely by reason of Seller’s (as opposed to any other seller’s) participation in the Acquisition and the other transactions contemplated by this Agreement and by the Ancillary Agreements and (B) those set forth on Schedule 4.03. Purchaser has determined in good faith that the Acquisition is not reportable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, because the Acquisition is not above the size-of-transaction reporting threshold.

SECTION 4.04. Litigation. There are not any (a) outstanding Judgments against Purchaser or any of its subsidiaries or (b) Proceedings pending or, to the knowledge of Purchaser, threatened in writing against Purchaser or any of its affiliates that, in any such case, would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of Purchaser to consummate the Acquisition (a “Purchaser Material Adverse Effect”).

SECTION 4.05. Availability of Funds. As of the Closing Purchaser will have liquid assets available which are sufficient to enable it to consummate the Acquisition and the other transactions contemplated by this Agreement.

SECTION 4.06. Brokers and Finders. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Purchaser that might be entitled to any fee or commission in connection with the Acquisition other than Guggenheim Securities, LLC, whose fees and expenses shall be paid by Purchaser.

ARTICLE V

COVENANTS

SECTION 5.01. Conduct of Business. Except for matters (a) set forth in Schedule 5.01, (b) consented to by Purchaser in writing (such consent not to be unreasonably withheld or delayed) or (c) otherwise contemplated by the terms of this Agreement, from the date of this Agreement to the Closing Date Seller shall (i) conduct the Business in the ordinary course in a manner substantially consistent with past practice and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact the material business relationships of the Business with customers and others with whom the Business deals in the ordinary course of business and (ii) not take any of the following actions:

(a) adopt or propose any change to the certificate of incorporation or bylaws of Seller;

(b) make any dividend, distribution or loan or other extension of credit (other than advances for ordinary course business expenses) to any person, including Parent or any affiliate;

(c) change its accounting methods or practices except as required by Law or generally accepted accounting principles;

(d) grant any general increase in compensation to Employees other than vesting of accrued benefits under the Employee Benefit Plans or otherwise (x) in the ordinary course of business consistent with past practice, (y) as required by applicable Laws or (z) in connection with changes to Parent’s Employee Benefit Plans applicable to Parent’s and its subsidiaries’ employees generally of which Seller is unable to opt-out;

(e) grant any increase in compensation to any consultant or agent of Seller, except adjustments in the ordinary course of business consistent with past practice;

(f) hire or terminate the employment of any person other than for “cause,” as defined in the Severance Pay Plan for Employees of Newsweek, Inc. (it being understood that the foregoing is not intended to alter the at-will employment status of any Employee);

(g) acquire material assets or a business or substantially all the assets of a business from any other person or enter into any partnership, joint venture or similar arrangement;

(h) sell, lease, license or otherwise dispose of any material Transferred Assets or any material aspect of the Business other than pursuant to existing Contracts or at the end of their useful lives or out of redundancy and otherwise in the ordinary course of business;

(i) undertake any obligation, commitment or liability that it reasonably anticipates shall become an Assumed Liability except in the ordinary course consistent with prior practice, or subject the Transferred Assets to any Lien other than a Permitted Lien;

(j) change Seller’s historical practices with respect to the payment of accounts payable or expenses or with respect to the collection of accounts receivable or other obligations due to Seller;

(k) commence or settle any Proceeding against any third party (other than collection actions against third parties for failure to pay accounts payable); or

(l) agree or commit to do any of the foregoing.

SECTION 5.02. Access to Information. (a) From the date hereof to the Closing Date, Seller shall afford to Purchaser and its accountants, counsel and other authorized representatives reasonable access, upon reasonable prior notice during normal business hours, to the properties, books and records relating exclusively to the Business (other than the Excluded Assets and the Retained Liabilities); provided, however, that such access does not unreasonably disrupt the normal operations of Seller or the Business. Nothing contained in this Section 5.02 shall obligate Seller to breach any duty of confidentiality owed to any person (whether such duty arises contractually, statutorily or otherwise) or any Law or to waive any attorney-client privilege; provided, however, that Seller shall use its commercially reasonable efforts to obtain the consent of any person to whom it owes a duty of confidentiality to Seller’s disclosure to Purchaser of information subject to such duty where such information would be pertinent to Purchaser’s determination as to whether any condition to Closing has been met.

(b) After the Closing Date, each of the parties shall grant to the other such access to financial records and other information in its possession related to its conduct of the Business and such cooperation and assistance in each case as shall be reasonably required to enable each of them to complete their legal, regulatory, stock exchange and financial reporting requirements and for any other reasonable business purpose, including in respect of litigation and insurance matters. Each party shall promptly reimburse the other for such other party’s reasonable out-of-pocket expenses (not including any compensation or benefits payable to employees of such other party) associated with requests made by such first party under this Section 5.02(b), but no other charges shall be payable by the requesting party to the other party in connection with such requests.

(c) Purchaser recognizes that certain records may contain information relating to Seller’s affiliates or their respective divisions or businesses other than the Business and that Seller may retain copies thereof.

SECTION 5.03. Confidentiality. Purchaser acknowledges that the information provided to it in connection with the Acquisition and the consummation of the other transactions contemplated by this Agreement is subject to the terms of a non-disclosure agreement between Purchaser and Seller (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business; provided, however, that Purchaser acknowledges that any and all other information provided to it by Seller, any of its affiliates or their respective representatives concerning Seller or any of its affiliates (including Parent) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing.

SECTION 5.04. Efforts. On the terms and subject to the conditions of this Agreement, each of Seller and Purchaser shall use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary or appropriate to satisfy the conditions to the Closing, to consummate the transactions contemplated hereby and to comply promptly with all legal requirements that may be imposed on it or any of its affiliates with respect to the Closing. In particular, but not in limitation of the immediately prior sentence, (y) each of Seller and Purchaser shall comply with all Laws applicable to transactions of the type contemplated hereby that relate to its obligations to inform or consult with any Employees regarding the Agreement or the transactions contemplated by this Agreement, and (z) Seller shall use commercially reasonable efforts to assist Purchaser in obtaining all Permits necessary to its continuing the Business in the ordinary course consistent with prior practice. In addition, Purchaser shall use its commercially reasonable efforts to engage a third party payroll vendor to operate the payroll of the Business as soon as reasonably practicable following the Closing. Prior to the Closing, neither party shall, and neither party shall permit any of its affiliates to, without the prior written consent of the other party, take or fail to take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to materially impair, delay or prevent consummation of the Acquisition. Following the Closing, each of Seller and Purchaser shall execute and deliver such further documents, certificates and agreements and take such further actions as are necessary or reasonably requested by the other party to consummate the Acquisition, transfer the Transferred Assets and assume the Assumed Liabilities.

SECTION 5.05. Services from Affiliates. Purchaser acknowledges that the Business currently receives from Seller and certain of its affiliates certain administrative and corporate services and benefits, including information technology, telecommunications, shipping, office supplies, media subscriptions, shared content, internet security and other tools, software and consulting. Other than as may be provided pursuant to the terms of the Transitional Services Agreement, Purchaser further acknowledges that all such services and benefits shall cease, and any agreement in respect thereof shall terminate with respect to the Business, as of the Closing Date and thereafter Seller’s sole obligation with respect to the provision of any services with respect to the Business shall be as set forth in the Transitional Services Agreement.

SECTION 5.06. Publicity. Other than mutually agreeable press releases to be issued by the parties or their applicable affiliates following the execution of this Agreement, neither party shall issue or permit any of its affiliates to issue any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, except as may be required by Law or stock exchange rules or regulations (including in Parent’s reports with the Securities and Exchange Commission); provided, however, that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement and Harman may address those Employees resident in the United States generally (and their union representatives) following the execution of this Agreement with respect to his plans for the Business and the Employees. For Employees not resident in the United States, the parties will co-ordinate communications in order to comply with any applicable local Laws relating to information and consultation of employees.

SECTION 5.07. Refunds and Remittances. After the Closing, if Seller or any of its affiliates receives any refund or other amount which is a Transferred Asset or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, Seller promptly shall remit or shall cause to be remitted such amount to Purchaser at the address set forth in Section 11.04. After the Closing, if Purchaser or any of its affiliates receives any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to Seller in accordance with the terms of this Agreement, Purchaser promptly shall remit or shall cause to be remitted, such amount to Seller at the address set forth in Section 11.04. If and to the extent that Seller or Purchaser or any affiliate of either shall receive amounts of the type described in this

Section 5.07 that it is required to remit to the other party, the receiving person shall hold such amounts in constructive trust for such other party, and such amounts shall not constitute part of the receiving person’s estate or assets. In lieu of remitting payment, each of Seller and Purchaser may set off any amounts otherwise required to be remitted to the other party pursuant to this Section 5.07 against any amounts owed to such party or any of its affiliates by the other party or any of its affiliates pursuant to this Agreement or the transactions contemplated hereby.

SECTION 5.08. Use of Newsweek Name and Mark. (a) Seller shall (1) promptly, and in any event within three days after the Closing, change its name and the name of each of its subsidiaries to a name that does not include “Newsweek” or any confusingly similar name, including making all necessary filings to formally effect such name change, (2) simultaneously with such name change, provide Purchaser with written consents (in such form and for such jurisdictions as Purchaser may reasonably request) to Purchaser’s use of the “Newsweek” name as part of its organizational name, and (3) promptly, and in any event within 45 days after the Closing, change subscription information, signage, stationery and all other information or other materials of Seller, including any internet or other electronic communications vehicles, to discontinue use of the Newsweek name, logo and mark, or any confusingly similar name, logo or mark, in each case for self identification (except that it may describe itself as “formerly known as Newsweek, Inc.”), except as permitted by any Ancillary Agreement or other Contract with the Purchaser.

(b) Except as specified in Section 5.08(c), Parent shall, within 45 days after the Closing, (1) cause each of its affiliates whose corporate name includes the word “Newsweek” to change its name to a name that does not include “Newsweek” or any confusingly similar name, including making all necessary filings to formally effect such name change, (2) change signage, stationery and all other information or other materials of Parent and its affiliates, including any internet or other electronic communications vehicles, to discontinue use of the Newsweek name, logo and mark, or any confusingly similar name, logo or mark, in each case for self identification (except that it may describe itself as “formerly known as” its former name), except as permitted by any Ancillary Agreement or other Contract with the Business and (3) abandon or withdraw or cause to be abandoned or withdrawn any trademark registration or application consisting of or containing the name “Newsweek” or any confusingly similar name.

(c) Purchaser hereby grants for the one-year period following the Closing to Parent and its affiliates, other than Seller and its subsidiaries, a non-exclusive license and right to use the Newsweek name and mark only in the combined form “Post-Newsweek” or “Washingtonpost.Newsweek,” in the manner currently used by Parent and its affiliates other than Seller and its subsidiaries, in their television broadcasting, media, and interactive businesses (including in corporate names incorporating the words “Post-Newsweek” or “Washingtonpost.Newsweek”). Parent shall, within one year after the Closing, (a) cause each of its affiliates whose corporate name includes the word “Post-Newsweek” or “Washingtonpost.Newsweek” to change its name to a name that does not include “Newsweek” or any confusingly similar name, including making all necessary filings to formally effect such name change, (b) change signage, stationery and all other information or other materials of Parent and its affiliates, including any internet or other electronic communications vehicles, to discontinue use of the Post-Newsweek and Washingtonpost.Newsweek name and mark or any confusingly similar name or mark, in each case for self identification (except that it may describe itself as “formerly known as” its former name), except as permitted by any Ancillary Agreement or other Contract with the Business, and (c) abandon or withdraw or cause to be abandoned or withdrawn any trademark registration or application containing the name “Post-Newsweek” or “Washingtonpost.Newsweek” or any confusingly similar name or mark.

SECTION 5.09. Headquarters. If the Closing occurs prior to November 1, 2010, Seller shall sublease the Hudson Street Premises to Purchaser through November 1, 2010, or through such earlier date as shall be requested by Purchaser, for a monthly rent equal to Seller’s monthly rent on such premises (or at Seller’s option for zero rent with a pre-paid rent credit that shall reduce the working capital payment to be made under Section 2.03(e)). If Purchaser is unable to move to new office space prior to November 1, 2010, Seller shall, or shall cause its applicable affiliate to, sublease to Purchaser sufficient space for the Business at the Seventh Avenue Premises for such period as Purchaser requests, but no longer than three months for a monthly rent equal to Seller’s or such affiliate’s monthly rent on such premises. Seller shall or, in the case of the Seventh Avenue Premises, Seller shall cause its affiliate to, pro rate any monthly rent charged (or included in any rent credit) for any period during which Purchaser occupies such premises for less than a full month under the sublease therefor. For each such sublease Seller and Purchaser shall enter into a mutually agreeable sublease agreement under which the services provided by third parties to the premises pursuant to contracts for such services that are Excluded Assets will be provided to Purchaser.

SECTION 5.10. Bulk Sales Law. Purchaser hereby waives compliance by Seller with the provisions of any applicable so-called “bulk sales” or “bulk transfer” laws in connection with the transactions contemplated by this Agreement.

SECTION 5.11. Supplemental Disclosure. Seller may, on or prior to the Closing, supplement or amend its Schedules hereto; provided, however, that no supplement or amendment to such Schedules shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Section 7.02. If the Closing occurs, each such supplement or amendment of any Schedule reflecting a change of events occurring after the date of this Agreement shall be effective to cure and correct for all purposes (including, without limitation, the provisions of Article IX) any breach of any representation or warranty relating to such Schedule not having read at all times as so supplemented or amended.

SECTION 5.12. Copyright Schedule: Recordation of Transferred Intellectual Property. Promptly following the execution and delivery of this Agreement and prior to Closing, Seller shall cause to be prepared a complete list of all US copyright registrations and copyright applications (including the registration or application number) for copyrightable material in which Seller claims copyright rights that were issued since 1978, that are used or held in connection with the Business (the “Copyright Schedule”). The cost of preparing the Copyright Schedule shall be borne by Seller. The parties shall provide for the assignment to Purchaser of all copyrights and copyright applications provided for in the Copyright Schedule as part of the assignments contemplated by this Section 5.12. Purchaser shall bear the costs of preparation, execution and recordation (including notarization, legalization or such other legal formalities as may be required by the relevant Governmental Entity in connection with a party’s execution of the document as a prerequisite to the recording of such document) of all trademark and copyright assignments to be executed pursuant to this Agreement. Purchaser shall prepare the form of each such assignment, which form shall be reasonably acceptable to Seller. The Assignment of Trademarks and Assignment of Copyrights shall be filed with the U.S. Patent and Trademark Office and U.S. Copyright Office, respectively, on or promptly following the Closing Date. Notwithstanding the foregoing, for purposes of such assignments, Seller shall pay all costs and expenses (including notarization, legalization or such other legal formalities as may be required by the Relevant Governmental Entity in connection with the execution of a document as a prerequisite to the recording of such document) to perfect its title, right or interest in any Transferred Intellectual Property reasonably deemed material by Purchaser and that requires such action in order to effect the transfers to Purchaser as contemplated by this Agreement. Purchaser shall make all such filings following the Closing at such times as it deems necessary or appropriate, and Seller shall execute all such documents, provide all such assistance, and take all such action as may be reasonably requested by Purchaser relating thereto. Purchaser and Seller shall cooperate in order to cause Purchaser to be the registered holder following the Closing of the domain names included in the Transferred Intellectual Property.

SECTION 5.13. Transition Committee; Cooperation. (a) Purchaser and Seller shall establish, promptly following the execution and delivery of this Agreement, a transition committee (the “Transition Committee”). The chair of the Transition Committee shall be appointed by mutual consent of the Managing Director of Seller and the Manager of Purchaser. Each of Seller and Purchaser shall select to serve on the Transition Committee such persons as are employed or engaged by such party that such party reasonably determines to be necessary or appropriate (i) to assist each party in preparing for the Closing, (ii) to assist Purchaser in preparations to accept the assignment of the Transferred Assets, to assume the Assumed Liabilities and to continue the Business immediately following the Closing so as to minimize any interference with the conduct of such Business in the ordinary course, and (iii) to assist Seller in preparations for segregating and transferring to Purchaser at Closing the Transferred Assets and arranging for the orderly assumption by Purchaser of the Assumed Liabilities. Each party will notify the chair promptly following the execution and delivery of this Agreement of its appointees to the Transition Committee.

(b) The Transition Committee shall meet at the discretion of its chair, but not less often than weekly. Meetings may be held by conference call. Each party shall be responsible for all costs and expenses incurred by any person employed or engaged by it in the course of participating on the Transition Committee and shall indemnify, defend and hold harmless such persons from and against all losses, liabilities, costs or expenses suffered or incurred in the course of such participation. Any other costs or expenses of the Transition Committee shall be shared equally as between Seller and Purchaser.

ARTICLE VI

EMPLOYMENT MATTERS

SECTION 6.01. Offers of Employment. Prior to the Closing, Purchaser shall offer no fewer than 200 Employees employment with Purchaser or one of Purchaser’s affiliates, commencing as of the Closing, in a position that is comparable to such Employee’s position immediately prior to the Closing (including level of responsibility, compensation, authority and location) on the terms set forth in this Article VI. The Employees so hired by Purchaser or one of Purchaser’s affiliates shall be referred to as “Transferred Employees”. With respect to any such Employee who, as of the Closing, is on disability or other leave of absence, including any Employee who has a right to reemployment under the Uniformed Services Employment and Reemployment Rights Act, as amended, and any similar applicable Law (a “Leave Employee”), Purchaser shall offer employment with Purchaser or one of Purchaser’s affiliates commencing on such date as the Employee’s disability leave of absence or military leave ends, in a position that is comparable to such Employee’s position immediately prior to the commencement of such leave (including level of responsibility, compensation, authority and location) on the terms set forth in this Article VI, and otherwise in compliance with applicable Law. Each Employee hired by Purchaser or one of Purchaser’s affiliates under the preceding sentence shall be referred to as a “Delayed Transferred Employee”. Seller has provided a list of all employees on a leave of absence (other than permanent leave) as of the date of this Agreement, and Seller agrees to update such list at Purchaser’s reasonable request. A Delayed Transferred Employee shall become a Transferred Employee as of the commencement of such Delayed Transferred Employee’s employment with Purchaser or one of Purchaser’s affiliates, but shall prior to such time remain an Employee of Seller. Throughout this Agreement, all references to events that take place with respect to Transferred Employees as of the Closing shall take place with respect to a Delayed Transferred Employee as of such Delayed Transferred Employee’s commencement of employment with Purchaser or one of Purchaser’s affiliates. Nothing herein shall be construed (a) as a representation or guarantee by Seller or any of its affiliates that some or all of the Employees will accept the offer of employment from Purchaser or one of Purchaser’s affiliates or will continue in employment with Purchaser or one of Purchaser’s affiliates following the Closing or (b) as amending or expanding in any manner Seller’s obligations under the Guild Contract.

SECTION 6.02. Terms of Employment. (a) Except to the extent provided in any collective bargaining agreement, during the period that begins on the Closing Date and continues for one year thereafter (the “Continuation Period”), Purchaser or one of Purchaser’s affiliates shall provide to each Transferred Employee compensation and employee benefit plans and arrangements and perquisites that, in the aggregate, are no less favorable to such Transferred Employee as those provided pursuant to such Transferred Employee’s compensation (including base salary, hourly wage, commission, incentive or bonus compensation, and severance, but excluding any award of equity or equity-based compensation, including so-called “phantom equity”) and Employee Benefits Plans (excluding the Seller DB Plan, any defined benefit plan, any post-employment health benefits for Transferred Employees except to the extent required by Part 6 of Title I of ERISA or similar state Laws, and any obligation accrued with respect to Seller’s Health Reimbursement Accounts) and, to the extent set forth in Schedule 6.02, any additional arrangements and perquisites, in each case in effect immediately prior to the Closing. In addition, the base salary or base wage offered to any Transferred Employees covered by a collective bargaining agreement with the Guild shall not be less than such Transferred Employee’s base salary or base wage in effect immediately prior to the Closing. Upon the termination of the Continuation Period, but subject to such collective bargaining agreement or any specific agreements with any Transferred Employee, Purchaser shall be free in its sole discretion to modify or terminate any compensation, benefit plan or arrangement or any perquisite as to any Transferred Employee. Purchaser will not be in violation of this Section 6.02 if it does not establish its own retirement plans until the later of 90 days after Closing or January 1, 2011.

(b) Except as specifically provided in this Article VI, Purchaser and Purchaser’s affiliates shall assume and be responsible to all Transferred Employees for all obligations, liabilities and commitments with respect to employment, employee benefits, and related matters with respect to all Transferred Employees that are payable from and after the Closing, regardless of whether such obligations, liabilities and commitments arise before, on or after the Closing, provided, however, that Purchaser shall not assume or be responsible for any obligations, liabilities and commitments in respect of (i) awards of equity or equity-based compensation (including so-called “phantom equity”) granted to Transferred Employees prior to the Closing, (ii) benefits accrued under the Seller DB Plan prior to the Closing, (iii) compensation accrued with respect to any period prior to the Closing under any nonqualified deferred compensation plan maintained by Seller or any of its affiliates, (iv) benefits accrued or claims incurred with respect to any period prior to the Closing under any Employee Benefit Plan maintained by Seller or any of its affiliates, unless in a category included or reflected on the Assets and Liabilities Statement (subject to any changes in the ordinary course of business since the date thereof) or for which Purchaser is paid or credited in the calculation of the Working Capital Adjustment Amount; (v) severance obligations under offer letters or other written severance agreements between individual Employees and Seller, except to the extent that such letter or agreement provides for the Employee’s participation in the Severance Pay Plan for Employees of Newsweek, Inc., the Guild Contract, or any other broad-based plan or arrangement providing severance benefits, (vi) post-employment health benefits for Transferred Employees, except to the extent required by Part 6 of Title I of ERISA or similar state Laws, and (vii) obligations accrued through Closing in respect of Seller’s Health Reimbursement Accounts. Purchaser agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”) or any similar federal, state, or local Law (together, “State WARN Acts”) and to comply generally with the WARN Act and State WARN Acts with respect to any “plant closing” or “mass layoff,” as such terms are defined under the WARN Act, or any other employment termination or similar event affecting Transferred Employees occurring after the Closing.

SECTION 6.03. Defined Benefit Plan. No assets or liabilities with respect to the Transferred Employees shall be transferred as a result of this Agreement from the Seller DB Plan to any plan or arrangement established by Purchaser or any of Purchaser’s affiliates, and, as of the Closing, the Transferred Employees shall cease to accrue additional benefits under the Seller DB Plan.

SECTION 6.04. 401(k) Plan. (a) Prior to or as soon as reasonably practicable following the Closing, and in accordance with the last sentence of Section 6.02(a), Purchaser or one of Purchaser’s affiliates shall have established a defined contribution plan that (i) meets the requirements of Section 401(a) of the Code and (ii) includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (such plan being referred to as the “Purchaser 401(k) Plan”). Effective as of the establishment of a Purchaser 401(k) Plan, all Transferred Employees who were eligible to participate in Seller’s 401(k) plan immediately prior to the Closing shall be eligible to participate in the Purchaser 401(k) Plan.

(b) Under the terms of Seller’s 401(k) plan, each Transferred Employee who has an account under the Purchaser 401(k) Plan shall be eligible to receive an immediate distribution from Seller’s 401(k) plan following the Closing. Effective as of establishment of a Purchaser 401(k) Plan, the Purchaser 401(k) Plan shall accept (and shall be amended to the extent necessary to accept) direct rollovers of any distributions from Seller’s 401(k) plan, including any after-tax contributions.

SECTION 6.05. Health and Welfare Benefit Plans. (a) Effective as of or as soon as reasonably practicable following the Closing, Purchaser or one of Purchaser’s affiliates shall maintain or cause to be maintained benefit plans to provide medical care, dental care, and vision care for the Transferred Employees (collectively, “Purchaser’s Health Plans”). To the extent commercially reasonable, no waiting period or exclusion from coverage of any pre-existing medical condition shall apply to the participation of any Transferred Employee (or dependent thereof) in Purchaser’s Health Plans, and all payments, charges and expenses of such Transferred Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the medical, dental, and vision plans of Seller (the “Seller’s Health Plans”) during the plan year under Seller’s Health Plans in which the Closing occurs shall be credited toward any deductible and out-of-pocket maximum applicable under Purchaser’s Health Plans for the plan year under Purchaser’s Health Plan in which the Closing occurs. Until Purchaser’s Health Plans are in effect (and in the event of a termination of a Transferred Employee after Purchaser’s Health Plans are in effect), to the extent that any Transferred Employee elects after the Closing Date to receive coverage under Seller’s Health Plans (other than any plan described in Section 6.12(b)) through the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Purchaser shall reimburse the Seller for (i) the employer portion of the COBRA premium for each Transferred Employee for so long as such Transferred Employee remains employed with Purchaser or any affiliate of Purchaser, calculated as the Seller’s portion of such premium as of the time immediately prior to the Closing, and (ii) the excess of all claims under the Seller’s Health Plans incurred by Transferred Employees on or after Closing and prior to the effective date of the Purchaser’s Health Plans over the sum of all COBRA premiums. Effective as of the Closing, the Purchaser shall establish plans providing life insurance and long-term disability benefits substantially similar to those provided to Transferred Employees immediately prior to Closing.

(b) Effective as of the Closing, and except as otherwise provided for in Section 6.05(a) with respect to COBRA or similar state laws, Transferred Employees shall cease to be eligible to participate in Seller’s Health Plans and any of Seller’s welfare benefit plans, programs, policies and arrangements (collectively, “Seller’s H&W Plans”) and shall be eligible to commence participation in Purchaser’s Health Plans and Purchaser’s welfare benefit plans, programs, policies and arrangements (collectively, “Purchaser’s H&W Plans”) in accordance with, and subject to, the membership, eligibility and coverage requirements thereof (which shall conform to the requirements of this Article VI, including paragraph (a) above and Section 6.06 below), subject to the penultimate sentence of Section 6.05(a). Effective as of the Closing, (y) Purchaser and Purchaser’s affiliates shall be responsible under Purchaser’s H&W Plans or otherwise for all claims by or on behalf of the Transferred Employees arising from and after the Closing Date, and (z) Seller and Seller’s affiliates shall be responsible under Seller’s H&W Plans for all claims by or on behalf of any Employees arising on or prior to the Closing Date, and for applicable certificates of creditable coverage under HIPAA, subject to the penultimate sentence of Section 6.05(a).

SECTION 6.06. Credit for Service with Seller. Where applicable, Purchaser and Purchaser’s affiliates shall credit each Transferred Employee’s length of service with Seller and its affiliates for all purposes, including eligibility and vesting, under each employee benefit plan, program, policy, or arrangement to be provided by Purchaser to such Transferred Employee, provided, however, that such service shall be credited for the purposes of benefit accrual only under a plan, program, policy or arrangement providing severance. Notwithstanding the foregoing, the parties acknowledge and agree that (a) Purchaser’s obligation to provide credit to any Transferred Employee covered by the Guild Contract for prior service with Seller for purposes of determining the appropriate percentage of any matching contribution that Purchaser shall make with respect to contributions to Purchaser’s 401(k) Plan shall be the subject of good faith bargaining with the Guild, and (b) Purchaser is not committing to Seller to provide credit for such purposes for prior service with Seller to any Transferred Employee who is not covered by the Guild Contract.

SECTION 6.07. COBRA and HIPAA. In the event of a termination after Closing by Purchaser or any affiliate of Purchaser of a Transferred Employee who has participated in Purchaser’s Health Plans, Purchaser and Purchaser’s affiliates shall be responsible for all obligations, liabilities and commitments arising after Closing with respect to such Transferred Employees and their eligible dependents in respect of health insurance under COBRA, the Health Insurance Portability and Accountability Act of 1996, Sections 601 et seq. and Sections 701 et seq. of ERISA, Section 4980B and Sections 9801 et seq. of the Code and applicable state or similar laws.

SECTION 6.08. Workers’ Compensation. Effective as of the Closing, Purchaser and Purchaser’s affiliates shall be responsible for all workers’ compensation benefits payable to or on behalf of the Transferred Employees, except that Seller and its affiliates shall be responsible for all workers’ compensation benefits payable under the terms and conditions of the workers’ compensation programs maintained by Seller and its affiliates for claims by or on behalf of Transferred Employees relating to events occurring on or prior to the Closing Date to the extent such claims are not reflected on the Assets and Liabilities Statement or the Statement.

SECTION 6.09. Severance Liability. Seller shall remain responsible for all severance benefits for Employees that are not Transferred Employees. If the employment of a Transferred Employee is terminated by Purchaser or one of Purchaser’s affiliates before the end of the Continuation Period, then Purchaser or one of Purchaser’s affiliates shall pay severance benefits to such Transferred Employee equal to the applicable severance amount under Seller’s severance policies as set forth in Schedule 6.09, taking into account service credited pursuant to Section 6.06 and service credited to the date of such Transferred Employee’s termination by Purchaser, provided that in no event shall such Transferred Employee receive less than the equivalent of 17.33 weeks of base salary or base wages. If, following a Transferred Employee’s termination of employment during the Continuation Period, 200 or more Transferred Employees remain employed by Purchaser, Seller shall reimburse Purchaser promptly (and in any event within 10 business days after receipt of a request for reimbursement thereof, together with reasonably suitable documentation in respect of such request) for the foregoing severance benefits provided by Purchaser to such Transferred Employee. In addition, for a period of four months following the Closing, Purchaser or one of Purchaser’s affiliates shall provide advance notice if termination is contemplated for any Transferred Employee that is represented by the Guild for the amount of time set forth in Schedule 6.09.

SECTION 6.10. Accrued Leave. Purchaser shall recognize accrued but unused paid vacation, earned time off, and sick leave accrued by a Transferred Employee as of the Closing Date. Prior to the Closing Date, Seller shall confirm in writing to Purchaser the amount of accrued and unpaid days of vacation, earned time off, and sick leave applicable to such Transferred Employee. No leave transferred pursuant to this paragraph shall be forfeited by a Transferred Employee or included in determining whether a Transferred Employee has accrued the maximum amount of time off that can be carried over from one year to the next under the Purchaser’s plan, except to the extent consistent with Seller’s policies.

SECTION 6.11. Guild Contract; Labor Laws. Seller acknowledges that it has an obligation to bargain with the Guild over the effects of the Acquisition, and shall discharge its legal obligations and retain all Liabilities arising as a result thereof. Purchaser acknowledges that it will be a successor employer within the meaning of the National Labor Relations Act, 29 U.S.C. § 151 et seq., and shall discharge its legal obligations and be responsible for all Liabilities arising as a result thereof.

SECTION 6.12. Flexible Spending Accounts. (a) If Purchaser has established a health flexible spending account plan (“Purchaser’s Health FSA”) as of Closing, Purchaser shall cover Transferred Employees who have elected to participate in Seller’s health flexible spending account plan (“Seller’s Health FSA”) under Purchaser’s Health FSA at the same level of coverage provided under Seller’s Health FSA, subject to (a) Purchaser’s being provided all information reasonably necessary to permit the administrator of Purchaser’s Health FSA to accommodate the inclusion of the Transferred Employees on the basis described herein, and (b) Seller transferring to Purchaser assets equal to the excess, if any, of the amounts contributed by the Transferred Employees to Seller’s Health FSA as of Closing over the claims paid to such Transferred Employees under Seller’s Health FSA as of Closing. Transferred Employees shall be treated as if their participation had been continuous from the beginning of Seller’s plan year in which the Closing Date falls, and their existing salary reduction elections shall be taken into account for the remainder of Purchaser’s plan year in which the Closing Date falls as if made under Purchaser’s Health FSA. Purchaser’s Health FSA shall provide reimbursement for medical care expenses incurred by Transferred Employees at any time during Seller’s plan year in which the Closing Date falls (including claims incurred before the Closing Date), up to the amount of such Transferred Employees’ elections and reduced by amounts previously reimbursed by Seller’s Health FSA. Within 30 days after the end of the period for submitting FSA claims for Purchaser’s plan year in which the Closing Date falls, Purchaser shall transfer to Seller assets equal to a prorated share of the excess of the sum of the amount transferred to the Purchaser pursuant this paragraph and any amounts contributed by the Transferred Employees to the Purchaser’s Health FSA after Closing over the claims paid to such Transferred Employees under Purchaser’s Health FSA, such proration to be based on the number of days during Seller’s Plan Year before and after the Closing Date.

(b) If Purchaser has not established a Purchaser’s Health FSA as contemplated in Section 6.12(a), until Purchaser has established a Purchaser’s Health FSA or for such shorter period as is otherwise provided by Law, Transferred Employees shall be allowed by Seller to participate in Seller’s Health FSA by electing COBRA coverage. Purchaser shall reimburse the Seller for a prorated share of the excess, if any, of all claims under the Seller’s Health FSA for the plan year incurred by Transferred Employees who elect COBRA coverage over the amounts contributed by such Transferred Employees to Seller’s Health FSA for the plan year, such proration to be based on (i) the average number of days of COBRA coverage elected by such Transferred Employees, over (ii) the sum of (A) the amount specified in clause (i) plus (B) the number of days in the plan year prior to the Closing Date.

SECTION 6.13. Non-US Employees. Notwithstanding any provision of Section 6.01 through Section 6.12 to the contrary, Purchaser and Seller agree that all actions and decisions to be made by them with respect to the hiring, retention or termination of, and the terms and conditions of employment of, employees resident in countries other than the United States shall be taken and made in accordance with the substantive and procedural legal requirements in effect in the relevant jurisdictions, including any provision under which contracts of employment transfer automatically to Purchaser by operation of law. Purchaser and Seller shall coordinate with one another to achieve as between them, as closely as practicable, the economic consequences that they would realize under those sections of this Agreement in the absence of any legal requirements different from those that apply in the United States, with any unavoidable incremental cost (other than severance costs and associated penalties or Claims) shared equally between them.

ARTICLE VII

CONDITIONS TO CLOSING

SECTION 7.01. Conditions to Each Party’s Obligation. The obligations of Purchaser and Seller to consummate the Closing are subject to the satisfaction (or waiver by Purchaser and Seller) at or prior to the Closing of the following condition:

(a) No Injunctions or Restraints. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or enforced any Law or preliminary or permanent injunction or order which is in effect and which prohibits, enjoins or otherwise restrains the purchase of any portion of the Transferred Assets, or the assumption of any portion of the Assumed Liabilities, in each case that is material, individually or in the aggregate, to the Business or that materially reduces the value of the Transferred Assets.

SECTION 7.02. Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the Closing is subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), in each case except for breaches as to matters that would not reasonably be expected to have a Business Material Adverse Effect. Purchaser shall have received a certificate signed by an authorized officer of Seller as to the satisfaction of the foregoing condition.

(b) Performance of Obligations of Seller. Each of Seller and Parent shall have performed or complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing. Purchaser shall have received a certificate signed by an authorized officer of Seller and of Parent as to the satisfaction of the foregoing condition.

(c) No Business Material Adverse Effect. Since the date of this Agreement, there shall not have been a Business Material Adverse Effect.

(d) Consents. Seller shall have obtained and delivered to Purchaser the Consents listed in Schedule 7.02(d).

(e) Permits. To the extent that any Permit is used or held for use in the operation or conduct of the Business, Purchaser shall have received all such Permits, whether as a Transferred Permit or otherwise, as to be able to conduct the Business in the ordinary course immediately following the Closing.

SECTION 7.03. Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser made in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), in each case except for breaches as to matters that would not reasonably be expected to have a Purchaser Material Adverse Effect. Seller shall have received a certificate signed by an authorized officer of Purchaser as to the satisfaction of the foregoing condition.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing. Seller shall have received a certificate signed by an authorized officer of Purchaser as to the satisfaction of the foregoing condition.

(c) Contribution of Capital; Loans. Harman shall have contributed or loaned to Purchaser, or shall have entered into a binding obligation to contribute or loan to Purchaser when and if required to operate the Business, cash or other liquid assets in an amount of $20,000,000.

(d) Effects Bargaining. Sufficient time shall have elapsed since the date of this Agreement for Seller to engage in effects bargaining with the Guild to the extent required by applicable Law.

SECTION 7.04. Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to comply with its agreements set forth herein.

ARTICLE VIII

TERMINATION

SECTION 8.01. Termination. (a) This Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i) by mutual written consent of Seller and Purchaser;

(ii) by either Seller or Purchaser if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Entity having competent jurisdiction; or

(iii) by Seller or Purchaser, if the Closing does not occur on or prior to October 31, 2010 (the “End Date”) (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement).

(b) In the event of termination by Seller or Purchaser pursuant to this Section 8.01, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

(i) Purchaser shall, and shall cause each of its directors, officers, employees, agents, representatives and advisors to, return to Seller all documents and other material received from Seller or any of its affiliates relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution hereof, provided that (i) Purchaser may retain a copy of any such documents or other material solely for use in any subsequent Proceeding arising from or with respect to this Agreement or the Acquisition, and (ii) Purchaser may retain an archival copy of such documents or materials that has been electronically stored in any automatic backup or archival system the deletion of which is not reasonably practicable, such documents and materials to remain in each case subject to the terms of the Confidentiality Agreement notwithstanding the expiration of the term thereof; and

(ii) all confidential information received by Purchaser, its affiliates, directors, officers, employees, agents, representatives or advisors with respect to the businesses of Seller and its affiliates (including the Business) shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 8.02. Effect of Termination. If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned as described in Section 8.01, this Agreement shall terminate and be of no further force and effect, except for the provisions of Section 5.03 (Confidentiality), Section 5.06 (Publicity), Article VIII (Termination), Section 11.02 (No Third-Party Beneficiaries), Section 11.03 (Expenses), Section 11.04 (Notices), Section 11.05 (Interpretations, Certain Definitions), Section 11.06 (Limitation of Damages), Section 11.08 (Entire Agreement), Section 11.09 (Severability), Section 11.10 (Governing Law), Section 11.11 (Jurisdiction), Section 11.12 (Service of Process), Section 11.13 (Waiver of Jury Trial), and Section 11.16 (Joint Drafting); provided, however, that nothing in this Section 8.02 shall be deemed to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement; and provided further, however, that termination shall not relieve any party of liability for any breach by it prior to such termination of its obligations under this Agreement.

ARTICLE IX

INDEMNIFICATION; SURVIVAL

SECTION 9.01. Indemnification by Seller. Subject to the limitations set forth in Section 9.04, from and after the Closing, Seller shall indemnify Purchaser, its affiliates, successors and assigns and each of its and their respective officers, directors, employees, members, managers, partners, stockholders, agents and representatives (the “Purchaser Indemnitees”) from and against any and all losses, liabilities, damages, costs or expenses, including reasonable third-party fees and expenses of counsel and other professionals in connection with any Proceeding and also including reasonable fees and expenses of counsel and other professionals incurred by any Purchaser Indemnitee in the course of enforcing its indemnification rights under this Article IX (collectively, “Losses”), to the extent arising or resulting from any of the following:

(a) any breach of any representation or warranty of Seller contained in this Agreement;

(b) any breach of any covenant of Seller contained in this Agreement; or

(c) the failure of Seller to pay, perform or otherwise discharge when due and payable any Retained Liability.

SECTION 9.02. Indemnification by Purchaser. Subject to the limitations set forth in Section 9.04, from and after the Closing, Purchaser shall indemnify Seller, its affiliates, successors and assigns and each of its and their respective officers, directors, employees, members, managers, partners, stockholders, agents and representatives (the “Seller Indemnitees”) from and against any and all Losses, to the extent arising or resulting from any of the following:

(a) any breach of any representation or warranty of Purchaser contained in this Agreement;

(b) any breach of any covenant of Purchaser contained in this Agreement;

(c) the failure of Purchaser or its affiliates to pay, perform or otherwise discharge when due and payable any Assumed Liability;

(d) any negotiations, disputes, or other actions by Purchaser with respect to the Guild; or

(e) any Proceedings or Claims arising out of or relating to the operation or conduct of the Business by Purchaser after the Closing Date.

SECTION 9.03. Indemnification Procedures. If any party (the “Indemnified Party”) receives written notice of the commencement of any Proceeding or the assertion of any Claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under Section 9.01 or 9.02 (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article IX, the Indemnified Party shall promptly provide the other party (the “Indemnifying Party”) with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party shall have 30 days from receipt of any such notice of a Third Party Claim to give notice to assume the defense, appeal or settlement proceedings thereof. If notice to the effect set forth in the immediately preceding sentence is given by the Indemnifying Party, the Indemnifying Party shall have the right to assume the defense, appeal or settlement proceedings of the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party’s choice, subject to the consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed). So long as the Indemnifying Party has assumed the defense, appeal or settlement proceedings of the Third Party Claim in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense, appeal or settlement proceedings of the Third Party Claim, (ii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (iii) the Indemnifying Party shall not admit to any wrongdoing by the Indemnified Party. Whether or not the Indemnifying Party assumes the defense, appeal or settlement of any Third Party Claim, it shall not consent to the entry of any judgment or settlement proceedings with respect to the Third Party Claim unless (A) such judgment or settlement fully and unconditionally releases the Indemnified Party from all liability with respect to such Third Party Claim and contains no form of relief enjoining or otherwise affecting the Indemnified Party or its business or assets in any way, or (B) the Indemnified Party consents in writing to such judgment or settlement. The parties shall use their commercially reasonable efforts to minimize Losses from Third Party Claims and shall act in good faith in responding to, defending against, settling or otherwise dealing with such Claims. The parties shall also cooperate in any such defense, appeal or settlement proceedings, and give each other reasonable access to all information relevant thereto. Whether or not the Indemnifying Party has assumed the defense, appeal or settlement proceedings, such Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent, provided that if the Indemnifying Party fails or refuses to assume the defense, appeal or settlement proceedings, its written consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 9.04. Limitations on Indemnification. (a) Notwithstanding the provisions of Sections 9.01 and 9.02, (i) Seller shall not have any liability under Section 9.01(a) unless the aggregate liability for Losses suffered by the Purchaser Indemnified Parties thereunder exceeds $100,000, and then only to the extent of such excess; (ii) Seller’s aggregate liability under Section 9.01(a) shall not exceed $10,000,000, provided, however, that this Section 9.04(a)(ii) shall not apply to limit Seller’s liability for any fraudulent misrepresentation or breach of any warranty under Section 9.01(a); (iii) no party shall have any liability under Section 9.01(a) or 9.02(a) for any individual Loss of less than $10,000 and individual Losses below that amount (other than related Losses arising out of the same matter or cause) shall not be aggregated for purposes of the preceding clauses (i) and (ii); (iv) Seller shall not have any liability for any otherwise indemnifiable Loss to the extent the matter giving rise to such Loss had been reserved or provided for in the Financial Statements or the Purchaser Indemnified Parties have been otherwise compensated through the adjustment to the Cash Purchase Price under Section 2.03; (v) no party shall have any liability for an otherwise indemnifiable Loss that is contingent unless and until such contingent Loss becomes an actual Loss of the Indemnified Party and is due and payable, so long as the claim for such Loss was timely submitted pursuant to the provisions of this Article IX; (vi) no party shall be liable for any Losses to the extent the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, failed to mitigate such Losses in accordance with Laws; (vii) no party shall be liable for any Loss to the extent arising from (A) a change in accounting or taxation law, policy or practice made after the Closing other than a change required to comply with any law, policy or practice in effect on the date hereof or (B) any Law not in force on the date hereof or any change in Law which takes effect retroactively or occurs as a result of any increase in the rates of taxation in force on the date hereof; and (viii) no party shall be liable for any otherwise indemnifiable Loss arising out of any breach of any representation, warranty, covenant or agreement of such party unless a Claim therefore is asserted with specificity and in writing by the Indemnified Party timely in accordance with Section 9.08, failing which such Claim shall be waived and extinguished. For the avoidance of doubt, nothing in this Section 9.04(a) (other than subsection (vi) hereof with respect to indemnification arising from any breach of a covenant) shall constitute a limitation on any indemnification obligation of either party arising from any breach of any covenant or any failure to pay when due any Assumed Liability or Retained Liability, as applicable.

(b) Purchaser acknowledges and agrees that, other than the representations and warranties of Seller specifically contained in Article III, there are no representations or warranties of Seller or any other person either expressed or implied with respect to the Business, the Transferred Assets, the Assumed Liabilities or the transactions contemplated hereby, individually or collectively. Without limiting the foregoing, Purchaser acknowledges that Purchaser, together with its advisors, has made its own investigation of the Business, the Transferred Assets and the Assumed Liabilities, and is relying on only on the representations and warranties expressly set forth in this Agreement and not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise), or the viability or likelihood of success, of the Business. Without limiting the generality of the foregoing, Purchaser acknowledges and agrees that neither Seller nor any of its affiliates makes any representations or warranties relating to the maintenance, repair, condition, design, performance or marketability of any Transferred Asset, including merchantability of fitness for a particular purpose. Purchaser acknowledges and agrees that, except to the extent otherwise provided in this Agreement, it shall obtain rights in the Transferred Assets in their present condition and state of repair, “as is” and “where is.” Purchaser acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, Contracts and other properties and assets of the Business that it and its representatives have desired or requested to see and review, and that it and its representatives have had a full opportunity to meet with the officers and employees of Seller and its affiliates to discuss the Business, the Transferred Assets and the Assumed Liabilities. Except as expressly set forth in any representation or warranty in Article III, Purchaser acknowledges and agrees that it and its related Indemnified Parties shall have no claim or right to indemnification pursuant to this Article IX (or otherwise) with respect to any information, documents or materials furnished to or for Purchaser by Seller, any of its affiliates, or any of its or their officers, directors, employees, agents or advisors, including any financial projections or other statements regarding future performance, the Confidential Information Memorandum regarding the Business provided to Purchaser and any other information, documents or material made available to Purchaser in any “data room,” management presentation or any other form in expectation of the transactions contemplated hereby.

SECTION 9.05. Calculation of Indemnity Payments. The amount of any Loss for which indemnification is provided under this Article IX shall be (a) net of any amounts recovered by the Indemnified Party under insurance policies with respect to such Loss and (b) reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such indemnified amount. In computing the amount of any such Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified amount. To the extent that the claim with respect to which an indemnity obligation arises and has been satisfied has not given rise to an actual net Tax benefit in a prior year or in the year in which the indemnity payment is to be made, but gives rise to an actual net Tax benefit with respect to the Indemnified Party in a later year, the Indemnified Party shall pay to the Indemnifying Party the amount of such Tax benefit, but not in excess of the amount paid to or for the benefit of the Indemnified Party by the Indemnifying Party in respect of such Loss.

SECTION 9.06. Exclusivity. From and after the Closing, each party’s sole and exclusive remedy as to the other party or any of its affiliates with respect to any and all claims relating to this Agreement, the Business, the Transferred Assets, the Assumed Liabilities, the Excluded Assets, the Retained Liabilities or the transactions contemplated by this Agreement (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each party hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) that such party or any other Purchaser Indemnitee or Seller Indemnitee, as applicable, may have against the other party or any of its affiliates, successors or assigns or its or their respective directors, officers, employees, members, managers, partners, stockholders, agents and representatives arising under or based upon any Law (including with respect to environmental matters generally and any matters under the Comprehensive Environmental Response, Compensation, and Liability Act) except pursuant to the indemnification provisions set forth in this Article IX.

SECTION 9.07. Survival. The representations and warranties contained in this Agreement shall survive the Closing solely for purposes of Sections 9.01 and 9.02 and shall terminate at the close of business on the date that is 18 months after the Closing. None of the covenants or agreements contained in this Agreement shall survive the Closing other than covenants which by their terms contemplate performance after the Closing Date, and such surviving covenants shall survive the Closing only until the expiration of the term of the undertaking set forth in such covenants. After the Closing, no party shall have any liability or obligation of any nature with respect to any representation, warranty, agreement or covenant after the termination thereof unless a notice of a breach thereof giving rise to a right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

SECTION 9.08. Parent Guarantee. Following the Closing, Parent absolutely, unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the due and punctual payment of all obligations of Seller under Section 9.01 (the “Obligations”). Upon any failure of Seller to pay any Obligation, Parent agrees to forthwith on demand pay the amount not so paid as provided in this Agreement. Following any such failure of Seller to pay any such Obligation, Purchaser may enforce Parent’s obligations under this Section without first (a) suing Seller, (b) joining Seller in a suit against Parent or (c) enforcing any other rights and remedies against Seller. However, each of the defenses, limitations, conditions and qualifications on and with respect to the obligations of Seller hereunder (other than any such defense based upon or relating to the bankruptcy or insolvency of Seller) shall apply with equal force and effect to the obligations of Parent in respect of this guarantee.

ARTICLE X

TAX MATTERS

SECTION 10.01. Purchase Price Allocation. The purchase price (plus the Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) shall be allocated among the Transferred Assets in accordance with an allocation schedule (the “Allocation Schedule”) pursuant to Section 1060 of the Code in a manner to be determined by Seller. Seller shall deliver such Allocation Schedule to Purchaser as soon as reasonably practical after the Closing Date and prior to the filing of any Tax Return which includes information related to the transactions contemplated by this Agreement. If Purchaser disagrees with any item contained on the Allocation Schedule, the parties shall negotiate in good faith to resolve such disagreement. If such disagreement is not resolved prior to the filing of any Tax Return for which the Allocation Schedule is relevant, Purchaser shall not be bound by the allocation set forth on the Allocation Schedule.

SECTION 10.02. Transfer Taxes and Apportioned Obligations. (a) Seller and Purchaser shall cooperate in timely making all filings, returns, reports and forms as may be required in connection with Purchaser’s payment of Transfer Taxes. Seller or Purchaser, as appropriate, shall execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to any such Transfer Taxes.

(b) Purchaser and Seller each shall pay 50% of all Transfer Taxes.

(c) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Transferred Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller, on the one hand, and Purchaser, on the other, based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period and Purchaser shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.

SECTION 10.03. Other Tax Covenants.

(a) Purchaser agrees to retain all records relating to Taxes with respect to the Transferred Assets for all taxable periods ending on or prior to the Closing Date until the expiration of the statutes of limitation (including any extensions thereof) for the taxable period or periods to which such records relate. Purchaser and Seller agree to provide each other with such information and assistance as is reasonably necessary, including access to records and personnel, for the preparation of any Tax Returns or for the defense of any Tax claim or assessment, whether in connection with an audit or otherwise.

(b) Seller shall furnish to Purchaser on or prior to the Closing Date a certificate of its non-foreign status complying with the provisions of Treasury Regulation Section 1.1445-2(b).

SECTION 10.04. Tax Treatment of Indemnification and Working Capital. For all Tax purposes, Purchaser and Seller agree to treat any indemnity payment under this Agreement and any Working Capital Adjustment Amount paid or credited to any party pursuant to Section 2.03 as an adjustment to the Cash Purchase Price unless a final determination by the Internal Revenue Service or a court of competent jurisdiction (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01. Assignment. Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned by either party hereto without the prior written consent of the other party hereto, provided that (a) Seller may assign any rights and obligations hereunder to Parent or any affiliate, and (b) Purchaser may assign any rights and obligations hereunder to any affiliate of Purchaser, provided further, that in each case such assignment shall not constitute a novation and the assignor shall remain fully liable for all obligations and liabilities hereunder. Subject to the first sentence of this Section 11.01, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any attempted assignment or transfer in violation of this Section 11.01 shall be void.

SECTION 11.02. No Third-Party Beneficiaries. Except as provided in Article IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder; provided, however, that Purchaser expressly agrees that Seller may seek to enforce Purchaser’s compliance with the provisions of Article VI for the benefit of any Transferred Employee (or beneficiary or dependent thereof) notwithstanding that Seller may not itself have suffered any damages as a result of Purchaser’s noncompliance.

SECTION 11.03. Expenses. Each of the parties hereto shall pay its own legal, accounting and other fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and the consummation of the transactions contemplated hereby and any other costs and expenses incurred by such party, except as otherwise expressly set forth herein.

SECTION 11.04. Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and may be delivered by personal delivery, prepaid courier service, registered or certified mail, postage prepaid, or facsimile, provided that, if sent by facsimile, the facsimile transmission is promptly confirmed, in each case, addressed to a party at the following address for such party:

(i)	if to Seller or Parent,

Newsweek, Inc.

c/o The Washington Post Company

1150 15th Street, N.W.

Washington, DC 20071

Attention: Ann McDaniel, Senior Vice President

Facsimile: (202) 334-1031

and to:

The Washington Post Company

1150 15th Street, N.W.

Washington, DC 20071

Attention: General Counsel

Facsimile: (202) 334-1031

with copies (which shall not constitute notice) to:

Covington & Burling LLP

1201 Pennsylvania Avenue, N.W.

Washington, DC 20004

Attention: Michael E. Cutler

Facsimile: (202) 778-5258

(ii)	if to Purchaser or Harman prior to Closing:

Harman Media, LLC

c/o Sidney Harman, Ph.D.

3550 Williamsburg Lane NW

Washington, DC 20008-1207

If to Purchaser or Harman after Closing:

Harman Media, LLC

1150 15th Street, N.W.

Washington, DC 20071

Attention: Sidney Harman, Ph.D.

with copies (which shall not constitute notice) to:

Williams & Connolly LLP

725 12th Street NW

Washington, DC. 20005

Attention: Jerry L. Shulman

Facsimile: (202) 434-5029

or to such other address(es) as shall be furnished in writing by any such party to the other party hereto in accordance with the provisions of this Section 11.04. All such notices shall be deemed delivered when actually received or when tendered to and rejected at the specified address.

SECTION 11.05. Interpretation; Certain Definitions. (a) Any matter set forth in any provision, subprovision, Section or subsection of the Schedules hereto shall be deemed set forth for all purposes of the other Schedules to the extent reasonably apparent to be applicable to such other Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. Except as the context otherwise requires, references to defined terms in the singular shall include the plural and references to defined terms in the plural shall include the singular. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. The descriptive headings of the several Articles and Sections of this Agreement and the Schedules to this Agreement and the Table of Contents to this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Articles”, “Sections”, “Exhibits” or “Schedules” shall be deemed to be references to Articles or Sections hereof or Exhibits or Schedules hereto unless otherwise indicated. The terms “hereof”, “herein”, “hereby” and derivative or similar words refer to this entire Agreement.

(b) For all purposes hereof:

“affiliate” of any party means any person or entity controlling, controlled by or under common control with such party. For purposes of this definition, “control” means, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise. Notwithstanding the foregoing, with respect to Seller, “affiliate” shall mean Parent and any person or entity controlled by Parent.

“business day” shall refer to a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in New York City.

“Business Material Adverse Effect” means a material adverse effect on (i) the financial condition or results of operations of the Business, (ii) the Transferred Assets and Assumed Liabilities taken as a whole or (iii) the ability of Seller to consummate the Acquisition; provided, however, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Business Material Adverse Effect: (a) any effect resulting from Seller’s compliance with the terms and conditions of this Agreement or any other action by Seller contemplated by this Agreement or to which Purchaser has consented in writing; (b) any effect that results from changes or adverse conditions affecting any of the industries in which the Business operates generally or the United States or worldwide economy generally, credit and other financial markets or regulatory or political conditions including the worsening of any existing conditions (provided that, in each case, such changes or adverse conditions do not affect Seller, its Business, the Transferred Assets or the Assumed Liabilities in a disproportionately adverse manner); (c) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; (d) any failure of the Business to meet any forecasts or projections; (e) any effect resulting from the execution of this Agreement or any Ancillary Agreement or the announcement or pendency of the Acquisition including loss of any employees, customers, suppliers, partners or distributors; (f) any acts or omissions of Purchaser or any of its affiliates or (g) any change after the date of this Agreement in Laws or generally accepted accounting principles in effect in the United States.

“including” (and, with correlative meaning, “include”) means including, without limiting the generality of any description preceding or succeeding such term;

“knowledge of Seller” means the actual knowledge of Ann McDaniel, Gerald Rosberg, Hal Jones, Tom Ascheim, Stephen Fuzesi, Randy Shapiro or Tracia Luh.

“or” has an inclusive meaning and shall include the phrase “and/or”.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such first person.

SECTION 11.06. Limitation on Damages. In no event shall either party be liable for special, indirect, incidental, punitive, or consequential damages of the other party (including damages for loss of business profits, lost opportunities, business interruption or any other loss), whether or not caused by or resulting from the actions of such party or the breach of its covenants, agreements, representations or warranties hereunder; provided, however, that nothing in this Section 11.06 shall preclude any recovery by an Indemnified Party against an Indemnifying Party for a Third Party Claim.

SECTION 11.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when each party hereto shall have received counterparts hereof signed by each of the other parties hereto.

SECTION 11.08. Entire Agreement. This Agreement and the Exhibits and Schedules annexed hereto, the Confidentiality Agreement and the Ancillary Agreements constitute the entire understanding between the parties with respect to the subject matter hereof and thereof, and supersede all other understandings and negotiations with respect thereto. In the event of any conflict between the provisions of this Agreement (including the Schedules and Exhibits), on the one hand, and the provisions of the Confidentiality Agreement or the Ancillary Agreements (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement shall control.

SECTION 11.09. Severability. In the event that any provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be ineffective as to such jurisdiction to the extent of such invalidity, illegality or unenforceability without invalidating or affecting the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

SECTION 11.10. Governing Law. This Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of New York, without reference to any conflicts of law principle that would apply the law of a different jurisdiction.

SECTION 11.11. Jurisdiction. Each party irrevocably agrees that any Proceeding against them arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the United States District Court for the Southern District of New York, or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York County, and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam with respect to any such Proceeding and waives to the fullest extent permitted by law any objection that it may now or hereafter have that any such Proceeding has been brought in an inconvenient forum.

SECTION 11.12. Service of Process. Each of the parties consents to service of any process, summons, notice or document which may be served in any Proceeding in the United States District Court for the Southern District of New York or the state courts of New York located in New York County, which service may be made by certified or registered mail, postage prepaid, or as otherwise provided in Section 11.04, to such party’s respective address set forth in Section 11.04.

SECTION 11.13. Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby or disputes relating hereto or thereto. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.13.

SECTION 11.14. Amendments and Waivers. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by each of the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance. No course of dealing between the parties shall be effective to amend or waive any provision of this Agreement.

SECTION 11.15. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, in the event of any failure of any party to perform in accordance with the terms hereof, the other party would not have any adequate remedy at law. The parties shall be entitled (in addition to any other remedy that may be available to it, whether in law or in equity and including monetary damages) to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to a decree or order of specific performance of the terms and provisions hereof, in each case without having to post any bond or other security or undertaking. The parties hereto agree that the harm to the party seeking such an injunction would, were the injunction not to issue, outweigh the harm to the party seeking to avoid the injunction, were it to issue. In any proceeding between them regarding any such breach or threatened breach, neither Purchaser nor Seller shall take any position inconsistent with the matters set forth in this Section 11.15. Each of Seller and Purchaser acknowledges and agrees that the agreements contained in this Section 11.15 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Seller nor Purchaser would have entered into this Agreement.

SECTION 11.16. Joint Drafting. The parties hereto have been represented by counsel in the negotiations and preparation of this Agreement. The parties acknowledge and agree that this Agreement has been jointly drafted and negotiated by each of the parties hereto, and no rule of construction shall be invoked respecting the authorship of this Agreement.

SECTION 11.17. Harman Guarantee. From the date hereof until the Closing or, if this Agreement is terminated prior to the Closing, until the later of one month following such termination or the final resolution of any Claim brought within such one month period by Seller or Parent with respect to such termination, Harman agrees to cause Purchaser to perform all of its obligations under this Agreement (the “Purchaser Obligations”) and absolutely, unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the performance of all such Purchaser Obligations. Following any failure of Purchaser to perform any Purchaser Obligation, Seller may enforce Harman’s obligations under this Section without first (a) suing Purchaser, (b) joining Purchaser in a suit against Harman or (c) enforcing any other rights and remedies against Purchaser. However, each of the defenses, limitations, conditions and qualifications on and with respect to the obligations of Purchaser hereunder (other than any such defense based upon or relating to the bankruptcy or insolvency of Purchaser) shall apply with equal force and effect to the obligations of Harman in respect of this guarantee.

[signatures appear on next page]

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.

NEWSWEEK, INC.

By:	/s/ Ann L. McDaniel
Name:	Ann L. McDaniel
Title:	Managing Director

HARMAN MEDIA, LLC

By:	/s/ Sidney Harman
Name:	Sidney Harman
Title:	Managing Member

Solely with respect to Sections 5.08 and 9.08:

THE WASHINGTON POST COMPANY

By:	/s/ Donald E. Graham
Name: Donald E. Graham
Title: Chief Executive Officer

Solely with respect to Section 11.17:

SIDNEY HARMAN, Ph.D.

/s/ Sidney Harman
Sidney Harman

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